Exhibit 99.5

PRIVILEGED AND CONFIDENTIAL

STRICTLY PRIVATE AND CONFIDENTIAL

To:	Dream Merger Sub Limited (the “Borrower”) c/o 16/F, A3 Building, Kexing Science Park 15 Keyuan Road North, Nanshan District Shenzhen, Guangdong, 518057 People’s Republic of China

Attention:	Michael Xiangyu Chen

31 December 2015

Dear Sirs:

Project Dream – Commitment Letter

We, Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch as the mandated lead arranger (the “Mandated Lead Arranger”) and underwriter (the “Underwriter”), are pleased to set out the terms and conditions on which the Mandated Lead Arranger irrevocably commits to arrange, and the Underwriter irrevocably commits to underwrite and to provide, 100% of a term facility of US$161,000,000 (the “Facility”).

The Facility shall be used in connection with the proposed merger (the “Acquisition”) between (i) the Borrower, a limited liability company formed under the laws of the Cayman Islands for the purpose of such merger (and which is wholly-owned indirectly by the shareholder(s) of Dream Technology Holdings Limited, which direct shareholder(s) include (or will on or prior to the Closing Date include) (i) Michael Xiangyu Chen and Dream Data Services Limited, (ii) Anfernee Song Guan and DT01 Holding International Limited, (iii) THL A19 Limited, (iv) Prometheus Capital (International) Co, Ltd. and (v) Ultimate Lenovo Limited (collectively, the “Shareholders”)) and (ii) iDreamSky Technology Limited (the “Target” and 100% of the shares of the Target being the “Target Shares”), and such merger is intended to be funded in part by the proceeds of the Facility.

This letter is to be read together with the term sheet attached hereto as Appendix A to this letter (the “Term Sheet”; together with this letter and appendices attached hereto, this “Commitment Letter”). Each capitalised term defined in the Term Sheet, unless otherwise defined in this Commitment Letter or the other Underwriting Documents (as defined below), has the same meaning when used in this Commitment Letter. For purposes of the Underwriting Documents:

“Business Day” means a day (other than a Saturday or Sunday) in which banks are open for general business in Beijing, the Cayman Islands, Hong Kong, London and New York.

“Fee Letter” means the fee letter from the Mandated Lead Arranger and the Underwriter to the Borrower dated on or about the date of this Commitment Letter.

“Target Group” means the Target and its subsidiaries from time to time.

“Underwriting Documents” means this Commitment Letter (including the Term Sheet and other appendices to this Commitment Letter) and the Fee Letter.

1	COMMITMENT

1.1	The Mandated Lead Arranger hereby irrevocably commits to arrange, and the Underwriter hereby irrevocably commits to underwrite and to provide 100% of, the Facility on and subject solely to the terms and conditions set out in the Underwriting Documents (such respective commitments by the Mandated Lead Arranger or an Underwriter being the “Commitments” of the Mandated Lead Arranger or, as the case may be, such Underwriter). The Facility shall be made available to you on and subject to the terms set out in the Underwriting Documents.

1.2	The obligations of the Mandated Lead Arranger and the Underwriter are several and a failure by the Mandated Lead Arranger or an Underwriter to perform its obligations under any of the Underwriting Documents shall not affect the obligations of the Mandated Lead Arranger or any other Underwriter. No Mandated Lead Arranger or Underwriter is responsible for the obligations or liabilities of another Mandated Lead Arranger or Underwriter.

2	GRANT OF MANDATE

2.1	The Mandated Lead Arranger is hereby appointed as exclusive arranger and bookrunner of the Facility and the Underwriter is hereby appointed as exclusive Underwriter of the Facility.

2.2	Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch confirms that it is willing to act as Facility Agent on the terms set out in the Facility Agreement.

2.3	Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch confirms that it is willing to act as Security Agent on the terms set out in the Facility Agreement and the Intercreditor Agreement.

2.4	Unless and until this Commitment Letter terminates in accordance with the terms of this Commitment Letter and, subject to paragraph 12.2, you shall ensure that none of you, any other Obligor, any Group Member, any Shareholder or any Affiliate of any of the foregoing appoints, or awards any title to, any person (other than the Mandated Lead Arranger and the Underwriter) in connection with arranging and/or underwriting the Facility to fund the Acquisition (or any part thereof) without our prior written consent. Except as otherwise provided in the Underwriting Documents, no fees or compensation in connection with the Facility or any other financing to fund the Acquisition shall be payable to anyone without the prior written consent of the Mandated Lead Arranger.

3	INFORMATION

3.1	Save as disclosed in writing to the Mandated Lead Arranger or Underwriter prior to the date of this letter or prior to the date on which the relevant Information (as defined below) is provided to the Mandated Lead Arranger or Underwriter (including a Report), you hereby represent and warrant that:

(a)	(insofar as it relates to any member of the Target Group, to your knowledge) all material written (including emails but excluding, for the avoidance of doubt, the “Projections” (as defined below)) factual information that has been or will be made available to any of us by or on behalf of you or any Obligor in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is true and accurate in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time up to and including the time when such representation or warranty is made or repeated); and

(b)	any financial projections and forecasts that have been or will be made available to any of us by or on behalf of you or any Obligor (the “Projections”), have been or will be prepared in good faith on the basis of recent historical information and based upon assumptions believed by you in good faith to be reasonable at the time such Projections are furnished (it being recognized by us that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

3.2	The representations and warranties set out in paragraph 3.1 are deemed to be made by you (a) on the date of this Commitment Letter and (b) (to the extent that they relate to any Information provided on or after the date of this Commitment Letter) on each date on which such Information is provided, in each case, only until the date on which the Facility Agreement is signed. When a representation is made it is made by reference to the facts and circumstances then existing.

3.3	You shall promptly notify the Mandated Lead Arranger in writing after becoming aware that any representation and warranty set out in paragraph 3.1 above is incorrect or misleading and agree to supplement the Information promptly from time to time to ensure that each such representation and warranty is correct in any material respect when made, provided that any purported breach shall be deemed cured once supplemental Information is provided to the Mandated Lead Arranger.

3.4	Notwithstanding anything to the contrary contained in this Commitment Letter, the Term Sheet or the Fee Letter, none of the making or repeating of any representation or warranty under this paragraph 3, or the accuracy of any such representation shall constitute a condition precedent to the availability and initial funding of the Facility, including, without limitation, under paragraphs 4 (Underwriting Conditions) and paragraph 5 (Certain Funds) of this Commitment Letter and Schedule 2 (Conditions Precedent) to the Term Sheet, provided that nothing shall prejudice the rights or remedies of the Mandated Lead Arranger, the Underwriter and the Lenders with respect to any breach of any such representation or warranty at any time upon or after the expiry of the Certain Funds Period and the funding of the entire amount of the Facility (irrespective of whether such breach arises prior to, upon or after the expiry of the Certain Funds Period).

4	UNDERWRITING CONDITIONS

4.1	Each Underwriter’s underwriting of, and its commitment to provide, 100% of the Facility is subject only to satisfaction of the following conditions:

(a)	execution of a Facility Agreement by you (reflecting the terms and conditions set out in the Term Sheet and with any other changes that are mutually and reasonably acceptable to you, the Mandated Leader Arranger and the Underwriter) in accordance with this letter;

(b)	satisfaction (or waiver) (by the Underwriter) of all express conditions to utilisation set out in this paragraph and Schedule 2 (Conditions Precedent) of the Term Sheet; and

(c)	in respect of the Underwriter, it not being unlawful or unlawful for the Underwriter (or any Affiliate of the Underwriter) if the Underwriter were to fund, make available and maintain its participation in the Facility and perform its obligations under the Underwriting Documents and the Facility Agreement by reason of any event or circumstance occurring after the date hereof (excluding, for the avoidance of doubt, any event of illegality or unlawfulness that has been overcome pursuant to paragraph 5.4 below and that no longer affects the Underwriter), and upon satisfaction or waiver (by the Underwriter) of such conditions, the initial funding under the Facility shall occur.

5	CERTAIN FUNDS

5.1	The Commitments in respect of the Facility are made on a certain funds basis, as set out in the Term Sheet, during the Certain Funds Period. Accordingly, and notwithstanding anything to the contrary herein or in any other Underwriting Document, during the Certain Funds Period, the only conditions to utilisation of the Commitments of the Underwriter in respect of the Facility, and the funding of the entire amount of the Facility on or prior to the Closing Date, are solely as expressly set out in paragraph 4 (Underwriting Conditions) of this Commitment Letter, paragraph 37 entitled “Certain Funds” and Schedule 2 (Conditions Precedent) to the Term Sheet. For the avoidance of any doubt, there shall be no other conditions, express or implied, to the funding of the entire amount of the Facility on or prior to the Closing Date, other than those expressed in the immediately foregoing sentence of this Section 5.1.

5.2	Each of the Mandated Lead Arranger and the Underwriter confirms that:

(a)	the funding to satisfy all of its Commitments and the Facility have been approved by all of its relevant credit committees and all other relevant internal bodies of it, and it confirms that it has, or persons on its behalf have, completed all due diligence required by it in respect of the Acquisition, the Group and the Target Group and otherwise in connection with making the Facility available in connection with the Acquisition;

(b)	it has completed all internal approval processes and received all final internal approvals required to execute this Commitment Letter and (in the case of an Underwriter) provide the funding to satisfy all of its Commitments and fund the entire amount of the Facility; and

(c)	based on the applicable laws and regulations applicable as at the date of this Commitment Letter it has completed and is satisfied with the results of all client identification procedures that it is required to carry out in connection with making the Facility available in connection with the Acquisition in compliance with all applicable laws, regulations and internal requirements (including but not limited to all applicable money laundering rules and all “know your customer” requirements).

5.3	The Mandated Lead Arranger and the Underwriter further confirm that the Merger Agreement, the Shareholder Terms, the Base Case Model, the Original Financial Statements and the Reports (each as at the date of this Commitment Letter) have been delivered to the Mandated Lead Arranger and the Underwriter, and in the forms so delivered as at the Commitment Letter are (and subject to them remaining in substantially the same forms, or subject to them being delivered in final forms that are substantially the same as the forms so delivered as the Commitment Letter with such supplements or other modifications (which in the aggregate, do not materially and adversely affect the interests of the Mandated Lead Arranger and the Underwriter (taken as a whole) as compared to the version of the document accepted by it pursuant to this paragraph), will be) acceptable to the Mandated Lead Arranger and the Underwriter (and they will procure the acceptance by each Lender) for the purposes of satisfying any of the conditions precedent in Schedule 2 (Conditions Precedent) to the Term Sheet which corresponds to that document.

5.4	If it becomes unlawful in any applicable jurisdiction for the Mandated Lead Arranger or an Underwriter to perform any of its obligations as contemplated by the Underwriting Documents or (in the case of an Underwriter) to fund, issue or maintain its participation under the Facility, such Mandated Lead Arranger or Underwriter shall:

(a)	promptly notify you upon becoming aware of the event; and

(b)	in consultation with you, take all reasonable steps to mitigate any circumstances which arise and which would result in its obligations under the Underwriting Documents or (in the case of an Underwriter) underwriting in respect of the Facility not being available, including (but not limited to) transferring its rights and obligations under the Underwriting Documents to one or more of its Affiliates where such transfer is permitted under paragraph 12 (Assignment or Transfer), provided that:

(A)	you shall promptly indemnify such Mandated Lead Arranger or Underwriter for all costs and expenses reasonably and properly incurred by such Mandated Lead Arranger or Underwriter as a result of steps taken by it pursuant to this paragraph (b); and

(B)	such Mandated Lead Arranger or Underwriter is not obliged to take any such steps if, in the opinion of such Mandated Lead Arranger or Underwriter (acting reasonably), to do so might be materially prejudicial to it.

6	EXECUTION OF FACILITY AGREEMENT

6.1	Each of the parties hereto undertake to negotiate in good faith, to use all reasonable commercial efforts and to allocate sufficient resources and personnel for the purposes of such negotiations, to agree the terms of, and upon such agreement shall enter into, the Facility Agreement and the other Finance Documents (required to be entered into as a condition precedent to the initial utilisation of the Facility) in all relevant capacities, as soon as reasonably practicable following countersigning of this Commitment Letter by the Borrower and in any event by or on the date falling 9 months less 10 Business Days after the date of this Commitment Letter (or such later date as may be mutually agreed by the parties hereto (each party acting reasonably)) (the “Proposed Signing Date”), subject to:

(a)	your signing and returning to us copies of the Underwriting Documents; and

(b)	entry into the Merger Agreement by the parties thereto.

6.2	The Mandated Lead Arranger’s and the Underwriter’s undertaking under paragraph 6.1 above shall expire on the termination or expiry of this Commitment Letter.

6.3	The Intercreditor Agreement and Transaction Security Documents that are required to be entered into by certain Obligors and Group Members as conditions precedent to first drawdown under the Facility Agreement shall be drafted and negotiated between each of the parties hereto in good faith and on terms consistent with the Term Sheet.

6.4	If, despite good faith negotiation and the use of commercially reasonable efforts, we and the Borrower are not able to agree on a term of the Facility Agreement or the Intercreditor Agreement by the Proposed Signing Date, such term will, to the extent comparable with respect to the Facility, be in the form of:

(a)	the current standard form Primary (Leveraged) LMA Senior Multicurrency Term and Revolving Facilities Agreement (the “LMA Precedent Facilities Agreement”) (subject to the specific terms of the Term Sheet) (including as regards the materiality, actual knowledge, grace periods, baskets, thresholds and other customary qualifications applied to the representations and warranties, undertakings, events of default and other material provisions not otherwise specified in the Term Sheet); or, as the case may be,

(b)	the standard form LMA Intercreditor Agreement for Leveraged Acquisition Finance Transactions (the “LMA Precedent Intercreditor Agreement” and together with the LMA Precedent Facilities Agreement, the “LMA Precedent Finance Documents”),

provided that where the relevant LMA Precedent Finance Documents contain a drafting option, are silent on a particular point or the provisions of the relevant LMA Precedent Finance Documents require more than minor or technical changes in order to be incorporated into the Facility Agreement or, as the case may be, the Intercreditor Agreement, the relevant option or language shall be such option or language as is reasonably requested by the Mandated Lead Arranger (which shall generally be the options and changes that the Mandated Lead Arranger has customarily used in the past with similarly situated borrowers as the Borrower for similar financings) or if the Mandated Lead Arranger do not specify any option or language within 5 Business Days of the date of a written request by you (for such option or language), such option or language reasonably requested by you, provided that such option or language shall not be inconsistent with the Term Sheet or the Underwriting Documents.

7	UNDERTAKING TO PAY

7.1	You undertake to pay (or to procure payment) to each of the Indemnified Persons (as defined below) as soon as reasonably practicable, and in any event within 5 Business Days following demand, an amount equal to any liability, damages, cost, loss or expense (each, a “Loss”) (including reasonable and documented legal fees) incurred by the Mandated Lead Arranger, the Underwriter, the Facility Agent, the Security Agent or any of their respective Affiliates or any of their (or their respective Affiliates’) directors, officers, employees or agents (each, an “Indemnified Person”) arising out of, in connection with or based on any action, claim, suit, investigation or proceeding (in each case, whether or not any Indemnified Person is party and including any action, claim, investigation or proceeding to preserve or enforce rights) commenced, pending or threatened in relation to any Underwriting Document, the use of proceeds of the Facility or the Acquisition (whether or not made) except to the extent that such Loss resulted from (a) the gross negligence or wilful misconduct of such Indemnified Person, (b) any breach by such Indemnified Person of any term of the Underwriting Documents or any confidentiality undertaking with any Obligor or any Group Member, (c) any wilful breach by such Indemnified Person of any applicable law or (d) claims of an Indemnified Person solely against one or more other Indemnified Persons and not arising out of any act or omission by you, an Obligor, any Group Member or any Affiliate thereof.

7.2	You undertake to pay (or to procure payment) to each Indemnified Person on demand an amount equal to any cost or expense (including reasonable and documented legal fees) incurred by such Indemnified Person in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding arising out of, in connection with or based on any of the above, whether or not any Indemnified Person is a party.

7.3	None of the Mandated Lead Arranger or the Underwriter shall have any duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made under paragraph 7.1 or 7.2.

7.4	You agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or any of your Affiliates for or in connection with anything referred to in paragraph 7.1 except, following your agreement to the Underwriting Documents, for (a) any breach of any Underwriting Document or the Facility Agreement or (b) any such liability for losses, claims, damages or liabilities incurred by you or any of your Affiliates that in each case resulted from the gross negligence or wilful misconduct of that Indemnified Person. No Indemnified Person shall be responsible or have any liability to you or any of your Affiliates for consequential losses or damages.

7.5	Each Indemnified Person shall, to the extent legally permissible and reasonably practicable and (in the determination of such Indemnified Person) not prejudicial to the interests of such Indemnified Person, consult with you in connection with the conduct of any defence in connection with any action, claim, suit, proceeding or investigation against such Indemnified Person in respect of which such Indemnified Person seeks indemnification under paragraph 7.1 or 7.2. On the date the Facility Agreement becomes effective, your obligations under this paragraph 7.5 shall terminate and be superseded by the relevant terms of the Facility Agreement and this paragraph 7.5 shall cease to have effect, (in each case) to the extent that equivalent indemnities are given by you under the Facility Agreement and provided that nothing shall prejudice any accrued rights and/or claims under this paragraph 7.5 at the time when this paragraph 7.5 is so terminated or superseded.

7.6	All payments to be made by you under the Underwriting Documents:

(a)	shall be paid in the currency specified in the Underwriting Documents (or, if not so specified, as specified in the applicable invoice(s) for such payment(s)) and in immediately available, freely transferable cleared funds to such account(s) with such bank(s) as the applicable Mandated Lead Arranger, the applicable Underwriter or the applicable Indemnified Person (as the case may be) notifies to you from time to time;

(b)	shall be paid without any deduction or withholding for or on account of tax (a “Tax Deduction”) unless a Tax Deduction is required by law. If a Tax Deduction is required to be made by law, the amount of the applicable payment due from you shall be increased to an amount which (after making such Tax Deduction) leaves an amount equal to such payment which would have been due if no such Tax Deduction had been required; and

(c)	are exclusive of any value added tax or similar charge (“Indirect Tax”). If any Indirect Tax is chargeable in respect of any such payment, you shall also and at the same time pay to the recipient of such payment an amount equal to the amount of such Indirect Tax.

7.7	Other than paragraph 7 (Undertaking to Pay) but only for the benefit of the other Indemnified Persons, subject always to the terms of paragraphs 16.4 (Miscellaneous) and 20 (Governing Law and Jurisdiction), this letter shall be binding upon and inure solely for the benefit of the parties and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided under this letter.

8	FEES AND EXPENSES

8.1	Subject to paragraph 8.3, fees shall be paid as set out in the Fee Letter.

8.2	It is expressly understood and acknowledged by all parties that notwithstanding any other provision of any Underwriting Document, no fees, costs or expenses will be required to be paid by you or any of your Affiliates (subject to paragraphs 7 and 8.3) under the Underwriting Documents in connection with the Facility unless and until the date of first utilisation of the Facility occurs.

8.3	You shall, within 5 Business Days of written notice from any of us or our legal advisors, pay (or procure payment of) all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented legal fees) incurred by any of us or the Facility Agent or the Security Agent or any of our or their respective Affiliates in connection with the negotiation, preparation, printing and execution of any Underwriting Document or any Finance Document, subject to:

(a)	cap(s) on legal fees as separately agreed between you and the Mandated Lead Arranger and the Underwriter (or between you and the applicable legal counsel of the Mandated Lead Arranger and the Underwriter); and

(b)	any cap on our or the Facility Agent’s or Security Agent’s or any of our or their respective Affiliates’ out-of-pocket expenses separately agreed between you and each of us or the Facility Agent or Security Agent (as applicable), in each case, including any caps that are agreed to apply in the event that no utilisation is made under the Facility Agreement.

8.4	Your obligations under paragraph 8.3 above shall be effective whether or not the Facility Agreement is signed or any utilisation is made thereunder and whether or not the Closing Date occurs.

9	CONFIDENTIALITY

9.1	The parties acknowledge that the terms and conditions of the Underwriting Documents are confidential and are not to be disclosed to or relied upon by anyone else, except disclosure of such terms and conditions or a copy of any of them is permitted to the extent made as follows:

(a)	to the Target Group and the current direct or indirect owners and management of the Target Group or any of their Affiliates and their respective officers, directors, employees, investors and advisors or any of their Affiliates on a “need to know” and confidential basis for purposes of the Acquisition;

(b)	to your, any Shareholder’s, the Mandated Lead Arranger’s, any of the Underwriter’s, the Facility Agent’s or the Security Agent’s Affiliates or to any of their or their Affiliates’ respective officers, directors, employees, investors, auditors, agents and advisors on a “need to know” and confidential basis for purposes of the Acquisition and/or the Facility;

(c)	to any person to the extent required by law, regulation, rule or applicable governmental, regulatory or administrative authority (including any applicable stock exchange) or court, or required pursuant to any legal, arbitral or administrative proceedings or process;

(d)	to the Special Committee of the Target and its professional advisers (in the case of any Fee Letter, being a customarily redacted copy thereof);

(e)	in connection with the establishment of any due diligence defence;

(f)	in connection with any preservation or enforcement of rights under any Underwriting Document; or

(g)	by any of the Mandated Lead Arranger or the Underwriter on a “need to know” and confidential basis to any potential Lender looking to participate in the Facility who has been made aware of and agrees to be bound by the obligations under this paragraph 9, on condition that such Mandated Lead Arranger or such Underwriter shall not disclose to any potential Lender any information regarding fees payable under the Fee Letter.

9.2	Notwithstanding anything to the contrary in any Underwriting Document, on the date the Facility Agreement become effective, the obligations of the Mandated Lead Arranger and the Underwriter under this paragraph 9 shall automatically terminate and be superseded by the terms of the Facility Agreement.

9.3	For the avoidance of doubt, the provisions of this paragraph 9 do not supersede any other confidentiality or non-disclosure agreement or undertaking by any of us or our respective Affiliates or our or their respective representatives in favour of any of the Shareholders, the Target or their respective Affiliates (whether directly or indirectly through a back-to-back or similar agreement).

10	NO ANNOUNCEMENTS

Each of the parties shall not make, and shall cause each of its Affiliates not to make, any public announcement regarding the Acquisition or the Facility without the prior consent of each of the other parties (such consent not to be unreasonably withheld or delayed), except to the extent required by law, regulation or applicable governmental or regulatory authority (including any applicable stock exchange). On and after the date on which the Acquisition is publicly announced or disclosed, each of the Mandated Lead Arranger and the Underwriter shall have the right, at its own expense, to disclose its participation in the Facility, including without limitation, the placement of “tombstone” advertisements in financial and other newspapers, journals and in marketing materials.

11	OTHER ROLES

11.1	You acknowledge that each of the Mandated Lead Arranger, the Underwriter and Affiliates of any or all of the foregoing may provide debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or your Affiliates may have conflicting interests regarding the transactions contemplated by the Underwriting Documents, the Acquisition and otherwise.

11.2	You and each of the Mandated Lead Arranger and the Underwriter acknowledge that the Mandated Lead Arranger or any Affiliate thereof, or any Underwriter or any Affiliate thereof, may act in more than one capacity in relation to the transactions contemplated by the Underwriting Documents and/or the Acquisition, and may have conflicting interests in respect of such different capacities.

11.3	None of the Mandated Lead Arranger or the Underwriter shall use confidential information obtained from you or any of your Affiliates by virtue of the transactions contemplated by the Underwriting Documents or its other relationships with you and your Affiliates in connection with the performance by it of services for other companies, or furnish any such information to any such other companies.

11.4	You acknowledge that none of the Mandated Lead Arranger or the Underwriter has any obligation to use in connection with the transactions contemplated by the Underwriting Documents or the Acquisition, or to furnish to you or any of your Affiliates, confidential information obtained from any other source.

11.5	You further acknowledge that each of the Mandated Lead Arranger, the Underwriter and their respective Affiliates (the “MLA Parties”) is or may be a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each MLA Party may provide investment banking and other financial services to any person, and/or acquire, hold or sell (at its sole discretion), for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, any Obligor, any member of the Target Group, any of the Shareholders and other companies or entities with which any Obligor, any member of the Target Group or any of the Shareholders may have commercial or other relationships.

11.6	You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the transactions contemplated by the Underwriting Documents and the process leading thereto. Additionally, you acknowledge and agree that none of the Mandated Lead Arranger or the Underwriter has advised or is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by the Underwriting Documents.

12	ASSIGNMENT OR TRANSFER

12.1	The Borrower may not assign or transfer any of its rights or obligations under the Underwriting Documents without the prior written consent of the MLA Parties.

The MLA Parties may not assign or transfer any of their rights or obligations under the Underwriting Documents except in favour of an Affiliate of the MLA Parties or as expressly permitted by the Underwriting Documents which shall be notified to the Borrower at least five (5) Business Days before such assignment or transfer.

12.2	If, prior to the execution of the Facility Agreement, the Mandated Lead Arranger or any Underwriter is in material breach of any of its obligations under the Underwriting Documents and has failed to remedy the same within 5 Business Days of written notice by you to the Mandated Lead Arranger or such Underwriter in respect of such breach, you shall have the right by notice in writing to replace the Mandated Lead Arranger or such Underwriter (the “Defaulting MLA”) with any bank or financial institution (the “Replacement MLA”) selected by you and who confirms its willingness to assume and does assume all the obligations of such Defaulting MLA (in its capacity as Mandated Lead Arranger and as Underwriter) under the Underwriting Documents, provided that such Defaulting MLA must be replaced by such Replacement MLA both in its capacity as Mandated Lead Arranger and as Underwriter. Upon such replacement, each of the parties hereto shall execute amendments to the Underwriting Documents solely to give effect to the replacement and substitution of such Defaulting MLA by such Replacement MLA (pursuant to which such Replacement MLA shall assume all of the rights and obligations of such Defaulting MLA under the Underwriting Documents) and the cessation of such Defaulting MLA as a Mandated Lead Arranger and an Underwriter, provided that (for the avoidance of doubt) such amendments shall not seek to vary the commercial substance of any of the terms of the Underwriting Documents. The Mandated Lead Arranger and Underwriter agree that notwithstanding any replacement of a Defaulting MLA, the Borrower shall reserve and be able to exercise at any time all rights and remedies against that Defaulting MLA in respect of the relevant material breach of the Underwriting Documents.

12.3	If the Underwriter transfers any portion of its Commitment under the Facility prior to funding of the entire amount of the Facility on the Closing Date:

(a)	if the transferee defaults in its obligation to provide its pro rata share of the Facility then the Underwriter which has made the transfer agrees to provide the amount of the Facility that the defaulting transferee was obliged to provide up to the amount that the Underwriter had transferred to such transferee; and

(b)	the Underwriter shall retain exclusive control over all rights and obligations with respect to its Commitments, including all rights with respect to consents, modifications and amendments, until the later of the Closing Date and the date that the entire amount of the Facility has been funded, unless you agree otherwise in writing.

13	PERIOD OF OFFER

The offer by the Mandated Lead Arranger and the Underwriter set out in this Commitment Letter (the “Offer”) shall remain in effect until 5 p.m., Hong Kong time on the date falling 14 Business Days after the date of this Commitment Letter (as may be extended by all of the Mandated Lead Arranger and the Underwriter in writing), at which time it will automatically expire unless before then the Mandated Lead Arranger and the Underwriter have received your written agreement to and written acceptance of each Underwriting Document.

14	TERMINATION

14.1	Subject to paragraph 15 (Survival), this Commitment Letter shall terminate with immediate effect upon the earlier of:

(a)	the Mandated Lead Arranger or the Underwriter giving you notice terminating its obligations under the Underwriting Documents, provided that such notice may only be given if:

(i)	the Merger Agreement is terminated or ceases to be in full force and effect, in each case, in accordance with its terms;

(ii)	the Closing Date does not occur by the date falling nine months after the date of the Merger Agreement;

(iii)	the Closing Date does not occur by the date falling nine months after the date of your countersignature of this letter; or

(b)	the date on which the Offer expires (without being accepted) in accordance with paragraph 13 (Period of Offer).

14.2	You shall promptly notify the Mandated Lead Arranger and the Underwriter of any withdrawal by you or any of your Affiliates of your or its offer for the Target Shares or merger with the Target, the abandonment of the Acquisition or the occurrence of any event or circumstance falling within paragraph 14.1(a)(i).

14.3	Subject to paragraph 15 (Survival), this Commitment Letter shall terminate on the date the Facility Agreement becomes effective and the initial funding of the entire amount of the Facility on the Closing Date.

15	SURVIVAL

15.1	The terms of paragraph 2 (Grant of Mandate), paragraph 3 (Information), paragraph 5 (Certain Funds), paragraph 6 (Execution of Facility Agreement) (insofar as it relates to any Finance Document that is to be executed after execution of the Facility Agreement and that has not yet been entered into), paragraph 7 (Undertaking to Pay) (to the extent specified in paragraph 7.5), paragraph 8 (Fees and Expenses), paragraph 9 (Confidentiality) (to the extent of your obligations thereunder), paragraph 10 (No Announcements) to paragraph 12 (Assignment or Transfer) and this paragraph 15 to paragraph 20 (Integration) inclusive shall survive and continue after the date the Facility Agreement becomes effective. For the avoidance of doubt, upon execution of the Facility Agreement and the initial funding of the entire amount of the Facility, the Commitments of the Underwriter shall be superseded by their respective commitments and obligations under the Facility Agreement.

15.2	Without prejudice to paragraph 15.1, paragraph 8 (Fees and Expenses) to paragraph 20 (Integration) inclusive shall survive and continue after any termination or expiry of any Underwriting Document, whether as a result of paragraph 13 (Period of Offer), paragraph 14 (Termination) or otherwise.

16	MISCELLANEOUS

16.1	No waiver or amendment of any provision of any Underwriting Document shall be effective unless it is in writing and signed by all of the parties to this Commitment Letter. For the avoidance of any doubt, no consent of any other party shall be required for any such waiver or amendment except for the direct parties to this Commitment Letter.

16.2	The failure by the Mandated Lead Arranger and the Underwriter to exercise or any delay by the Mandated Lead Arranger and the Underwriter in exercising any right or remedy shall not constitute a waiver of such right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy shall preclude any further exercise thereof, or the exercise of any other right or remedy. Except as expressly provided in the Underwriting Documents, the rights and remedies of the Mandated Lead Arranger and the Underwriter contained in the Underwriting Documents are cumulative and not exclusive of any rights or remedies provided by law.

16.3	Except for any Indemnified Person, a person who is not a party to this Commitment Letter has no right to enforce or to enjoy the benefit of any term of this Commitment Letter. The Commitments are given for your benefit only and may not be relied upon by any other person.

16.4	Unless expressly provided to the contrary in an Underwriting Document, this letter shall be binding upon and inure solely for the benefit of the parties and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided under this letter.

16.5	None of the provisions of any Underwriting Document constitute the Mandated Lead Arranger or any Underwriter a fiduciary, advisor or agent of the Borrower, any Obligor, any Group Member or any Affiliate of any of the foregoing.

17	COUNTERPARTS

Each Underwriting Document may be executed in any number of counterparts, and this has the same effect as if the signatures and/or execution on such counterparts were on a single copy of such Underwriting Document.

18	NOTICES

18.1	Any communication to be made under or in connection with any Underwriting Document shall be made in writing and, unless otherwise stated, may be made by fax or letter.

18.2	Notices and communications to be given to you by the Mandated Lead Arranger or the Underwriter under any Underwriting Document shall be sent to:

Name:	Dream Merger Sub Limited
Address:	c/o 16/F, A3 Building, Kexing Science Park 15 Keyuan Road North, Nanshan District Shenzhen, Guangdong, 518057 People’s Republic of China
Attention:	Michael Xiangyu Chen
Fax:	+86-755-8653-0126

with a copy (which shall not constitute notice) to:

Name:	Kirkland & Ellis
Address:	26th Floor, Gloucester Tower The Landmark 15 Queen’s Road, Central Hong Kong

Attention:	David Zhang / Jesse Sheley
Fax:	+852-3761-3301

or such other address and/or details as may from time to time be notified by you to each of the Mandated Lead Arranger and the Underwriter.

18.3	Notices and communications to be given by you to the Mandated Lead Arranger or the Underwriter under any Underwriting Document shall be sent to:

(in the case of Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch)

Name:	Shanghai Pudong Development Bank Co., Ltd.,Shanghai Branch
Address:	No.588 South Pudong Road, Shanghai, China
Attention:	Gu Erzhou
Fax:	+86 21 68767676
Email:	guez@spdb.com.cn

or such other address and/or details as may from time to time be notified by the Mandated Lead Arranger to you.

19	GOVERNING LAW AND JURISDICTION

19.1	This Underwriting Documents (including the agreement constituted by your acknowledgement of its terms) and any obligations arising out of or in connection with it are governed by the laws of the State of New York in all respects without regard to any conflict of laws rules thereof. The parties hereto intend that the provisions of Section 5-1401 of the New York General Obligations Law shall apply to this letter and the transactions contemplated thereby.

19.2	The courts of the State of New York have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this letter or the transactions contemplated hereby including any dispute relating to any other obligation arising out of or in connection with this letter or the transactions contemplated hereby or regarding the existence, validity or termination of any Underwriting Document.

19.3	Without prejudice to any other mode of service allowed under any relevant law:

(a)	the Borrower irrevocably appoints Law Debenture Corporate Services Inc. as its agent for service of process in relation to any proceedings before the New York courts in connection with any Underwriting Document;

(b)	the Mandated Lead Arranger and Underwriter irrevocably appoints Law Debenture Corporate Services Inc. as its agent for service of process in relation to any proceedings before the New York courts in connection with any Underwriting Document;

(c)	the parties to this letter agree that failure by a process agent to notify the relevant appointee of the process will not invalidate the proceedings concerned; and

(d)	the parties to this letter agree that service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action, proceeding, claim or counterclaim brought in any court.

19.4	If any person appointed as an agent for service of process for a party to this letter is unable for any reason to act as that party’s agent for service of process, the relevant party to this Commitment Letter must promptly (and in any event within 10 Business Days of such event taking place) appoint another such agent on terms reasonably acceptable to, in the case of an appointment by you, the Mandated Lead Arranger and Underwriter and, in the case of an appointment by the Mandated Lead Arranger or the Underwriter, by you. Failing this, the Mandated Lead Arranger and Underwriter, in the case of a failure by you to appoint another such agent, or you, in the case of the Mandated Lead Arranger or the Underwriter failing to appointment such other agent, may appoint another agent for the relevant party for this purpose.

20	INTEGRATION

20.1	The Underwriting Documents set out the entire agreement between you, the Mandated Lead Arranger and the Underwriter as to arranging and underwriting the Facility and supersede any prior oral and/or written understandings or arrangements relating to the Facility or the financing of the Acquisition.

20.2	Each of the parties hereto agrees that each of the Underwriting Documents is a binding and enforceable agreement with respect to the subject matter contained herein or therein (including an obligation to negotiate in good faith), in each case subject to and in accordance with the terms of the Underwriting Documents.

21	PATRIOT ACT

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-57 (signed into law October 26, 2001) (the “PATRIOT Act”), each of the Mandated Lead Arranger, the Underwriter and the Lenders is required to obtain, verify and record information that identifies each Obligor, which information includes the name, address, tax identification number and other information regarding each Obligor that will allow such Mandated Lead Arranger, Underwriter or Lender to identify each Obligor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Mandated Lead Arranger, the Underwriter and the Lenders.

If you agree to the above, please sign, date and return to the Mandated Lead Arranger the enclosed copies of this Commitment Letter and the Fee Letter prior to the time specified in paragraph 13 (Period of Offer). We look forward to working with you on this transaction.

Yours faithfully,

[Signature Page to the Commitment Letter]

For and on behalf of

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD., SHANGHAI BRANCH

as Mandated Lead Arranger

[Company chop is affixed]

/s/ Wang Xinhao
Name:	Wang Xinhao
Title:	President

[Signature Page to the Commitment Letter]

For and on behalf of

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD., SHANGHAI BRANCH

as Underwriter

[Company chop is affixed]

/s/ Wang Xinhao
Name:	Wang Xinhao
Title:	President

[Signature Page to the Commitment Letter]

We agree the terms set out above.

Date: 31 December 2015

For and on behalf of

Dream Merger Sub Limited

/s/ Michael Xiangyu Chen
Name:	Michael Xiangyu Chen
Title:	Director

ANNEX A

SUMMARY TERMS AND CONDITIONS – OFFSHORE TERM FACILITY

1.	Holdco:	Dream Technology Holdings Limited, a special purpose company incorporated under the laws of the Cayman Islands and wholly owned, directly or indirectly, by the Sponsors and other co-investors.

2.	Parent:	Dream Investment Holdings Limited, a special purpose company incorporated under the laws of the Cayman Islands and wholly owned, by Holdco.

3.	Mergerco:	Dream Merger Sub Limited, a special purpose company incorporated under the laws of the Cayman Islands and wholly owned, directly, by the Parent.

4.	Target:	iDreamsky Technology Limited, a company incorporated under the laws of the Cayman Islands and listed on the Nasdaq Global Select Market.

5.	Group:	Mergerco (or, on and after the Closing Date, the Target) and each of its subsidiaries from time to time (each, a “Group Member”).

6.	WFOE Entities	Beijing Chuangmeng Wuxian Technology Co., Ltd. and

7.	VIE Entities	Chuangmeng Wuxian (Beijing) Information & Technology Co., Ltd. , Shenzhen iDreamSky Technology Co., Ltd and Shenzhen Mengyu Technology Co., Ltd

8.	Target Group:	Target and its subsidiaries from time to time, including for the avoidance of doubt each VIE Group Member (each, a “Target Group Member”).

9.	Founders:	Mr. Michael Xiangyu Chen and Anfernee Song Guan

10.	Sponsors:	1.	The Founders, Dream Data Services Limited, DT01 Holding International Limited, THL A19 Limited, Promethevs Capital (International) Co., Ltd. Ultimate Lenovo Limited and/or their respective designated parties;

		2.	any Approved Investor that has become a shareholder of Holdco immediately prior to the Closing Date; and

		3.	any other investor(s) designated by the Borrower (in writing to the Mandated Lead Arranger prior to the Closing Date) and that have become shareholder(s) of Holdco immediately prior to the Closing Date (“Co-investors”).

“Approved Investors” means persons named in a list of investors agreed in writing between the Borrower and the Mandated Lead Arranger acting reasonably on or prior to the date of the Commitment Letter.

11.	Mandated Lead Arranger:	Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch

12.	Underwriter:	Shanghai Pudong Development Bank Co., Ltd, Shanghai Branch

13.	Acquisition:	The merger of Mergerco and the Target in accordance with the Agreement and Plan of Merger between the Parent, Mergerco and the Target (the “Merger Agreement”) and the Merger Plan, with the Target being the surviving company resulting from such merger.

14.	Closing Date:	The Merger Effective Date.

15.	Borrower:	Mergerco and (including on and from the Closing Date) the Target.

16.	Guarantors:

With effect from the date of the Facility Agreement: the Parent.

After the Closing Date: subject to the Security Principles, all offshore Group Member and any WFOE excluding IDS Investment Holdings Limited and its Subsidiaries.

17.	Facility Agent:	Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch

18.	Security Agent:	Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch

19.	Lender:	Shanghai Pudong Development Bank Co., Ltd, Shanghai Branch (the “Lender” and together with the Mandated Lead Arranger, the Underwriter, the Facility Agent, the Security Agent and any other “Finance Party” as defined in the Facility Agreement, the “Finance Parties”).

20.	Facility:	US$161,000,000 term facility. The Facility will be available for utilisation in the form of a single loan (the “Loan”).

21.	Currencies:	The Facility may only be drawn down in USD.

22.	Upfront Fees:	As set out in the Fee Letter.

23.	Facility Agent Fee:	None.

24.	Security Agent Fee:	None.

25.	Drawdown Date:	The date of the first drawdown under the Facility occurs (the date of such drawdown being the “Drawdown Date”).

26.	Purpose:	To (i) finance part of the Merger Consideration and (ii) finance the payment of fees, costs, expenses and taxes in relation to the Acquisition (including fees, costs, expenses and taxes in relation to the Facility) and (iii) fund the DSRA.

27.	Security:	The Facility shall initially be secured by first ranking security to be provided to the extent possible, subject to the security principles set out in Schedule 3 (Security Principles) (the “Security Principles”), as follows:

		(i)	Debenture over all assets of the Parent (including account charge over the Offshore Dividend Account of the Parent);

		(ii)	Debenture over all assets of the Mergerco (including account charge over the Offshore Dividend Account and DSRA of the Mergerco);

		(iii)	Share Charge over 100% of the Equity Interests in the Parent;

		(iv)	Share Charge over 100% of the Equity Interests in Mergerco;

		(v)	Share Charge over 100% of the Equity Interests in the Target (effective upon the Closing Date);

		(vi)	Debenture over all assets of the Target (including account charge over the Offshore Dividend Account and DSRA of the Target) (effective upon the Closing Date);

		(vii)	Debenture over all assets of iDreamSky Technology (HK) Limited (including account charge over the Offshore Dividend Account of iDreamSky Technology (HK) Limited) (effective upon the Closing Date); and

		(viii)	as soon as reasonably practicable and in any event within an agreed time frame after the Closing Date (the “CS Deadline”) or such other time frame to be agreed, (i) Share Charges over 100% of the Equity Interest in Group Members that are guarantors and in offshore Material Subsidiaries; (ii) Share Charges over 100% of the Equity Interest in each WFOE Entity.

Subject to the Security Principles, if the Permitted Restructuring occurs after the Closing Date, the security package may change as reasonably agreed by the Borrower and Lender.

28.	Material Subsidiary:	“Material Subsidiary” means (a) any Group Member that is a Guarantor; (b) each Group Member identified as a Material Subsidiary on the Group Structure Chart (as defined below); and (c) each other Group Member:

(i) whose gross assets or revenue (calculated on an unconsolidated basis if such subsidiary has any subsidiaries and (in the case of revenue) excluding intra-Group items) are 5% or more of the consolidated gross assets or revenue of the Group (such calculation to be tested quarterly taking into account any adjustments necessary to reflect any acquisitions and disposals and establishment of Group Members since the applicable financial statements of the Group); or

(ii) which holds or owns, directly or indirectly, any Equity Interest in any subsidiary described in paragraph (i) above.

29.	Original Obligors:	The Borrower and the Parent.

30.	Obligors:	The Borrower and the Guarantors.

31.	Tenor:	2 years from the Drawdown Date (the “Termination Date”).

32.	Availability Period:	Subject to “Certain Funds” below, from and including the signing date of the Facility Agreement until the earliest of (i) the date falling 9 months after the date of the Merger Agreement, (ii) the date falling 9 months after the date of the Commitment Letter is countersigned by the Borrower (iii) completion of the Acquisition and (iv) the date on which the Acquisition or the Merger Agreement is terminated or otherwise lapses or is withdrawn or abandoned, in each case in accordance with its terms. The Facility shall be utilised by way of a single Loan.

33.	Interest Rate:	2.90% per annum plus 0 to 24 applicable LIBOR.

34.	Default Interest Rate:	Default interest will be payable on overdue amounts at a rate which is 2% per annum above the applicable interest rate.

35.	Interest Period:	3 months (or such other period as agreed between all of the Lenders and the Borrower).

36.	Repayment:	The Borrower shall repay the Facility in full on the Termination Date. Amounts repaid or prepaid under the Facility shall not be available for re-borrowing.

37.	Certain Funds:	The Facility will be made available until the end of the Certain Funds Period subject only to the following conditions (the “Certain Funds Conditions”):

		(i)	satisfaction or waiver (by the Facility Agent) of the conditions precedent specified under “Conditions Precedent to Drawdown under the Facility” below; it being acknowledged that there are no other conditions (other than the operative conditions in this section which constitute Certain Funds Conditions) to the drawdown of the Facility;

		(ii)	no Change of Control as described under “Mandatory Prepayment” below but excludes any events or circumstances relating to the Target and/or its Subsidiaries at any time prior to the end of the Certain Funds Period;

		(iii)	no supervening unlawfulness in respect of a Lender’s ability to lend or participate in the Loan;

		(iv)	there being no Event of Default continuing:

(a) as a result of a misrepresentation by Mergerco or the Parent in any material respect in respect of its status, power and authority in respect of Finance Documents only, binding obligations in respect of Finance Documents only, validity and admissibility in evidence in respect of Finance Documents only, holding company, the Merger Documents, the Shareholder Documents, ownership of shares and assets charged under the Transaction Security Documents (to which Mergerco/the Parent is a party, other than (for the avoidance of doubt) shares to the Target), shares subject to Transaction Security (limited to shares in Mergerco), pari passu ranking of payment obligations and (to the extent it relates to complying with the applicable laws, regulations and sanctions only) sanctions/anti-money laundering/anti-corruption/anti-terrorism (each, a “Major Representation”);

(b) as a result of a breach by Mergerco or the Parent of its obligations in respect of itself under the undertakings on negative pledge, financial indebtedness, merger/reorganisation, loans and credit, guarantees and indemnities, Restricted Payments, acquisitions, JVs, holding company, disposals, amendments to waivers/adverse consents under (or termination/assignment of) Merger Documents, and, (to the extent it relates to complying with the applicable laws, regulations and sanctions only) sanctions/anti-money laundering/anti-corruption/anti-terrorism; or

	(c)	in respect of non-payment, insolvency and insolvency related events (other than balance sheet insolvency), unlawfulness and invalidity in respect of Finance Documents only, repudiation and rescission of in respect of Finance Documents only, creditors’ process or expropriation in relation to Mergerco or the Parent; and

(v)	delivery of the applicable utilisation request in accordance with the provisions of the Facility Agreement.

For such purpose “Certain Funds Period” means the period from the date of the Facility Agreement to the earlier of (A) the last day of the Availability Period applicable to the Facility and (B) the date on which the Loan is made under the Facility.

During the Certain Funds Period and notwithstanding any other provision, agreement, representation or circumstance, each of the Finance Parties agrees that the drawdown under the Facility will be made subject only to satisfaction (or waiver by the Facility Agent) of the Certain Funds Conditions and that no rights (including rights of set-off, counterclaim, acceleration or other similar rights) of the Finance Parties will be exercised and no Lender will be entitled to refuse to participate in or make available the Loan, cancel a lending commitment, rescind, terminate or cancel the Facility or the Facility Agreement, in each case to the extent that it could affect or prevent the making of the drawdown or its application for its permitted purpose if the Certain Funds Conditions are satisfied or waived by the Facility Agent. After the expiry of the Certain Funds Period, all rights and remedies of the Finance Parties shall be available for use and preserved (whether those relate to events or circumstances occurring or subsisting during, or prior to, on or after the expiry of, the Certain Funds Period) even though they may not be available during the Certain Funds Period.

To the extent the perfection of any security interest in any security pursuant to any Debenture listed in paragraph 27 entitled “Security” is not or cannot be achieved on the Drawdown Date (other than delivery of certificated equities issued by entities other than Target and any of its subsidiaries), after your use of commercially reasonable efforts to do so, then the perfection of the security interest in such security shall not constitute a condition precedent to the availability of the Facility on the Drawdown Date, but instead shall be required to be delivered after the Drawdown Date pursuant to arrangements and timing to be mutually agreed by the Lender and the Borrower acting reasonably.

38.	[Reserved]	[Reserved]

39.	Voluntary Cancellation:	Notwithstanding the Availability Period of the Facility, the Borrower may, on not less than 3 Business Days’ notice, cancel all or part of the unutilised amount of the Facility above a minimum amount to be agreed (provided that any such cancellation of the Facility shall be subject to provision of satisfactory evidence that the Borrower will have sufficient funds to consummate the Acquisition and pay for all of the Pro Forma Uses (as defined in Schedule 2 (Conditions Precedent)). Such cancelled amount shall not be available for re-borrowing.

40.	Voluntary Prepayment:	The Borrower may, on not less than 5 Business Days’ notice, prepay all or any part of the Facility at any time during its tenor, (but if in part, being a minimum amount of US$500,000), without penalty but subject to payment of break funding costs (which shall exclude the margin and will reflect the cost of funding of each Lender as certified by such Lender, but shall not in any event exceed the Interest Rate).

41.	Mandatory Prepayment:

In this section:

“Qualified IPO” means the listing or admission to trading on any stock or securities exchange or market of any shares or securities of an Onshore Group Member as approved by the Lender, or any sale or issue by way of listing, flotation or public offering (or any equivalent circumstances) of any shares or securities of such Onshore Group Member in the PRC (the person whose shares or securities are the subject of such listing, admission to trading, flotation or public offering being the “IPO Entity”).

(i) Change of Control: Upon a Change of Control the Facility is to be repaid and cancelled in full. A “Change of Control” is where:

(a) Prior to an IPO: the Founders (taken as a whole) ceasing to own (directly or indirectly) more than 30% of the total voting power or issued share capital of the Holdco or the IPO Entity (as applicable); or THL A19 Limited (or its Affiliates) (taken as a whole) ceasing to own (directly or indirectly) more than 20% of the total voting power or issued share capital of the Holdco or the IPO Entity (as applicable), other than the exceptions as agreed by the parties under the Facility Agreement; or unless otherwise agreed by the Lender, the Founders no longer have the ability (directly or indirectly) to appoint or remove a majority of the directors of the Holdco;

(b)	Following an IPO, Change of Control shall have the meaning as defined or given to that term in the listing rules or regulations of the relevant stock exchange;

(c)	Holdco does not or ceases to wholly own beneficially, directly or indirectly, all the Equity Interests in the Parent, does not or ceases to have the right (directly or indirectly) to appoint all of the board of directors of the Parent or does not or ceases to beneficially own 100% of the economic interests in the Parent;

(d)	at any time before the Closing Date, the Parent does not or ceases to wholly own beneficially, directly or indirectly, 100% of the Equity Interests in Mergerco, does not or ceases to have the right (directly or indirectly) to appoint all of the board of directors of Mergerco or does not or ceases to beneficially own 100% of the economic interests in Mergerco;

(e)	at any time on or after the Closing Date, the Parent does not or ceases to beneficially own, directly or indirectly, 100% of the Equity Interests in the Target, does not or ceases to have the right (directly or indirectly) to appoint all of the board of directors of the Target or does not or ceases to beneficially own 100% of the economic interests in the Target.

(ii)	Disposals, Insurance and Acquisition Claims Proceeds: The Borrower shall ensure the Facility is prepaid with:

	(a)	all net after-Tax cash proceeds received or recovered by any Group Member or Obligor as a result of certain only Permitted Disposals to be agreed and to the extent that such proceeds have not been applied or contractually committed to be applied in the purchase of other operating assets for use in the business of the Group within 12 months of receipt or recovery (and if committed to be applied in that period, are applied within 18 months of receipt and any proceeds resulting from a Permitted Restructuring (such proceeds that are so applied or committed to be applied and subsequently so applied being “Excluded Disposal Proceeds”);

	(b)	the net cash proceeds of any insurance claim or series of related insurance claims (not relating to third party liability, business interruption, loss of earnings, public liability, personal injury, workers’ compensation, directors’ and officers’ liability or similar claims) received or recovered by any Group Member or Obligor in respect of any loss or destruction of assets, to the extent not applied or contractually committed to be applied in meeting: (A) third-party claims (giving rise to such claim); (B) covering operating losses of the Group, or reinstatement of the relevant asset, (in each case) the subject of such claim; or (C) the purchase of replacement assets or other operating assets to be used in the business of the Group, in each case applied within 12 months of receipt or recovery (and if committed to be applied in that period, are applied within 18 months of receipt) (such proceeds that are so applied or committed to be applied and subsequently so applied being “Excluded Insurance Proceeds”); and

(c) the net cash proceeds (received or recovered by any Group Member or the Parent) of any warranty claim (or any refund or return of consideration) under the Merger Agreement and/or Reports, to the extent not applied or contractually committed to be applied in rectifying the deficiency leading to such recovery, meeting third-party claims or the reinstatement or replacement of relevant assets of the Group (the subject of such claim, refund or return of consideration) or the purchase of other operating assets to be used in the business of the Group within 12 months of receipt or recovery (and if committed to be applied in that period, are applied within 18 months of receipt) (such proceeds that are so applied or committed to be applied and subsequently so applied being “Excluded Recovery Proceeds”), in each case, to the extent of the excess over an aggregate threshold for each limb of US$3,000,000 (or its equivalent) per Financial Year and, in the case of paragraph (a) above, US$2,000,000 (or its equivalent) per disposal provided that, the Excluded Disposal Proceeds shall not excess over an aggregate threshold for US$5,000,000 (or its equivalent) per Financial Year.

If any Report is not addressed to the Borrower, the person(s) to whom such Report is addressed will enter into Report Proceeds Letter(s) pursuant to which such person(s) undertake to inject the proceeds of any claim under or in respect of such report (through the Parent) into the Borrower, and such proceeds shall be subject to mandatory prepayment in accordance with the foregoing.

(iii)	Permitted Restructuring: certain agreed proceeds received from the Permitted Restructuring as set out in Schedule 4 (Permitted Restructuring).

(iv)	Lender Illegality: customary illegality mandatory prepayment provisions in respect of illegality. A Lender’s commitment shall be cancelled and its share of the Loan prepaid or transferred at par to another person.

(v)	Prepayments subject to law:

	(a)	To the extent that and for so long as any amount required to be applied towards mandatory prepayment of the Facility pursuant to paragraph (iii) constitutes a Trapped Amount, there will be no obligation to apply such Trapped Amount towards such mandatory prepayment. Each of the Obligors shall, and shall procure that the Group will, undertake to use all reasonable endeavours to overcome any restrictions and limitations and/or minimise any costs of prepayment giving rise to a Trapped Amount. If at any time such restrictions or limitations are removed or the amount no longer constitutes a Trapped Amount, the applicable amount will be applied in prepayment of the Facility at the end of each then current Interest Period (or, if an Event of Default is continuing, immediately) to the extent that such prepayment has not otherwise been made. The application of any Trapped Amount will be monitored through the certification noted in (b) below.

	(b)	To the extent that any amount to be applied towards any such mandatory prepayment constitutes Trapped Amount, each Obligor shall procure that an amount equal to such Trapped Amount must be retained by the Group and deposited into a blocked account opened with the Facility Agent (or an affiliate of the Facility Agent as specified by the Facility Agent) subject to an account control agreement satisfactory to the Security Agent (acting reasonably). Such Trapped Amount may not be utilised (other than for application towards mandatory prepayment of the Facility).

	(c)	To the extent that any Group Member holds any available cash (not constituting new shareholder injections, Retained Disposal Proceeds, Retained Insurance Proceeds and Retained Recovery Proceeds (each aforementioned definition to be agreed based on the Documentation Principles)) that may be applied towards mandatory prepayment of the Facility in lieu of any Trapped Amount, each Obligor shall procure that such cash shall be applied towards mandatory prepayment of the Facility in lieu of such Trapped Amount (and to the extent of such mandatory prepayment, such Trapped Amount shall be released from the requirement under (b)).

		(vi)	[Intentionally omitted]

		(vii)	Prepayment Account: Amounts which are required to be applied in prepayment of the Facility under paragraphs (i), (iii) and (iv), above shall be paid into an offshore prepayment account of the Borrower opened with the Facility Agent secured in favour of the Security Agent (the “Offshore Mandatory Prepayment Account”) pending their application in accordance with such paragraph (which shall in any event be no later than the end of the then current Interest Period for the Loan), provided that if an Event of Default is continuing, all such amounts shall be applied towards mandatory prepayment of the Facility immediately.

42.	General:	Any prepayment shall be made with accrued interest on the amount prepaid and, subject to break funding costs (which shall exclude the margin and reflect the cost of funding of each Lender as certified by such Lender, but shall not in any event exceed the Interest Rate), without premium or penalty.

43.	DSRA:

The Borrower will open a secured bank account with the Facility Agent (the “DSRA”) and (i) deposit and maintain at all times an amount equal to the interest accruing under the Facility for the next Interest Period and (ii) (in addition to amounts required under (i)) deposit each interest and principal amount (with respect only to the amount repayable to the Lender on the Termination Date) falling due under the Facility, in each case, at least 15 days prior to its due date. Without prejudice to the rights of the Security Agent, amounts in the DSRA may not be withdrawn/applied by the Borrower (other than for direct transfer to the Facility Agent for payment of interest and/or the applicable repayment instalment payable under the Facility).

In the case where the Borrower does not otherwise have sufficient funds to ensure that (i) and (ii) above are satisfied, the Borrower shall procure that shareholder resolutions and (if required) board resolutions of Shenzhen iDreamSky Technology Co., Ltd, the WFOE Entities and iDreamSky Technology (HK) Limited be passed to procure and approve sufficient dividends or other distributions be declared and paid by Shenzhen iDreamSky Technology Co., Ltd, the WFOE Entities and iDreamSky Technology (HK) Limited so that the Borrower receives amounts that are sufficient to ensure that (i) and (ii) above are satisfied.

44.	Conditions Precedent to Drawdown under the Facility:	As set out in Schedule 2 (Conditions Precedent).

45.	Conditions Subsequent:	To consist of the following only:

		(i)	occurrence of the Closing Date (as defined in this Term Sheet) and the “Closing Date” as defined in the Merger Agreement on or prior to the Drawdown Date (Cayman Islands time);

		(ii)	within 2 Business Days after the Drawdown Date (Cayman Islands time), (A) a copy of the application letter to register Merger Plan, stamped by the Registrar of Companies in the Cayman Islands (the “ROC”) and (B) a certified true copy of the Plan of Merger;

		(iii)	within 5 Business Days after the Drawdown Date, a copy of the certificate of merger issued by the ROC in connection with the Acquisition;

		(iv)	a copy of the constitutional documents of the Target as the surviving company, and a legal opinion of Cayman Islands counsel to the Lenders on the obligations of the Target under the Finance Documents;

		(v)	post-closing guarantees and security from Group Members as required in the “Security” and “Guarantors” sections, all deliverables required to be delivered thereunder, accession of applicable Group Members to Finance Documents including the Intercreditor Agreement, conditions precedent relating to such Group Members/guarantees/security (including corporate authorisations, and legal opinions of counsel to the Lenders);

		(vi)	execution and delivery of the Shareholder Documents (except if delivered as conditions precedent);

		(vii)	the cash accounts of the Target Group established with the Facility Agent prior to the Closing Date shall be subject to the escrow arrangement between the Facility Agent and the relevant account holders;

		(viii)	all the cash accounts of the Target Group shall be established with (or moved to) the Facility Agent; and subject to the escrow arrangement between the Facility Agent and the relevant account holders;

		(ix)	Shenzhen iDreamSky Technology Co., Ltd shall establish a dividend account with the Facility Agent with which any and all dividends and other distributions made or paid by any Onshore Group Member (that is a Subsidiary of Shenzhen iDreamSky Technology Co., Ltd Entity) to Shenzhen iDreamSky Technology Co., Ltd shall be deposited);

		(x)	each WFOE Entity shall establish a dividend account with the Facility Agent, with which any and all dividends and other distributions (under VIE arrangement or otherwise) made or paid by Shenzhen iDreamSky Technology Co., Ltd and/or any other Onshore Group Member (that is a Subsidiary of such WFOE Entity) to such WFOE Entity shall be deposited) (together with the dividend account opened under item (viii) collectively referred to as the “Onshore Dividend Accounts”); and

		(xi)	each Offshore Group Member shall establish a dividend account with the Facility Agent, with which any and all dividends and other distributions made or paid by any other Group Member (that is a Subsidiary of such Offshore Group Member) to such Offshore Group Member shall be deposited) (the “Offshore Dividend Accounts”);

		(xii)	within 5 Business Days after the Drawdown Date, if applicable, evidence that any process agent appointed under a Finance Document has accepted its appointment as agent for service of process; and

		(xiii)	within 5 Business Days after the Drawdown Date, the Group Structure Chart (which shows the post-Merger ownership structure of the Group and assumes that the Closing Date has occurred).

46.	Drawdown:	Drawdown of the Facility shall be made with 2 Business Days’ prior notice (or such shorter period as may be agreed by the Lenders). A drawdown request in respect of the Facility (each, a “Drawdown Request”) shall be submitted to the Facility Agent by the Borrower. Such Drawdown Request shall not contain any other conditions precedents (including certifications as to there not being a Default or Event of Default or the making of any other representations and warranties) other than those conditions precedents specified in Schedule 2 (Conditions Precedent) and paragraph 37 entitled “Certain Funds”.

47.	Financial Covenants

1.	The Borrower shall ensure that the profitability of the Group on or after the Closing Date to be no less than certain target levels to be agreed by the parties in the Facility Agreement.

2.	The following financial covenants shall be tested annually on a rolling 12-month basis (except for the Adjusted Quick Ratio shall be tested quarterly on a rolling 3-month basis.), with the first such test to occur as of the end of the first full financial year after the Initial Drawdown Date (the “First Financial Covenant Test Date”):

	2015	2016	2017	2018	2019	2020	2021	2022	2023
Adjusted Quick Ratio	2x	1.5x	1.2x	1.2x	1.2x	1.2x	1.2x	1.2x	1.2x
Leverage Ratio	5x	4x	2.5x	1.5x	1x	1x	1x	1x	1x
Debt Coverage Ratio	2x	1x	1.2x	1.5x	2x	2x	2x	2x	2x

Leverage Ratio: Total Net Debt to EBITDA in respect of each Relevant Period ending on or after the First Financial Covenant Test Date

Debt Coverage Ratio: EBITDA-Tax Payable -Cash Dividend Payable - Interest Expense /S/T Loan +CPLTD +Interest Expense

“Relevant Period” means each period of 12 months ending on the First Financial Covenant Test Date and its anniversary dates.

“Total Net Debt” means, at any time, the aggregate amount of all obligations of Group Members for or in respect of financial indebtedness (on a consolidated basis) at that time.

Definitions relating to financial covenants shall be agreed and finalised in the Facilities Agreement.

3.	The Capital Expenditure of the Group in the relevant periods ending on the date in the following table may not be greater than the limits (“Limits”) allocated in the following table. If the Capital Expenditure of the Group in any given year is less than the Limit for that year, then the Limit for next year shall be increased by an amount equivalent to the difference between the actual Capital Expenditure and the Limit for the previous year. Amounts shown below are denomiated in RMB (000’s).

The Borrower shall have an ability to cure if any of the above financial covenants set out in paragraph 1, 2 or 3 are not met.

	12/31/2016	12/31/2017	12/31/2018	12/31/2019	12/31/2020	12/31/2021	12/31/2022
Capital Expenditure	200,000	230,049	228,653	250,000	300,000	299,056	350,405

48.	Representations:	Each Obligor in respect of itself and each Group Member (unless otherwise stated below) will make only the representations set out below (except as disclosed in the Company SEC filings and the Company Disclosure Schedule and subject to qualifications, exceptions, materiality to be agreed and to such other qualifications as are agreed to reflect due diligence and management review and the Documentation Principles):

		(a)	status;

		(b)	binding obligations subject to legal reservations and perfection requirements (that are not overdue);

		(c)	non-conflict with:

(i) subject to legal reservations, any applicable law or regulation in any material respect;

(ii) its constitutional documents; or

(iii) any other agreement or instrument to an extent which has or would reasonably be expected to have a Material Adverse Effect;

		(d)	power and authority;

		(e)	validity and admissibility in evidence subject to legal reservations and perfection requirements (that are not overdue);

		(f)	subject to legal reservations, governing law and enforcement;

		(g)	insolvency or insolvency proceedings in relation to any Obligor or any Material Company;

(h)	no Tax deductions;

(i)	no filing or stamp Taxes save for complying with the applicable perfection requirements;

(j)	no Event of Default is continuing and no default is outstanding under any other document to the extent which has or would reasonably be expected to have a Material Adverse Effect;

(k)	no misleading information:

(i) to each Obligor’s knowledge and belief (after due and careful enquiry), the factual information (other than information of a general economic nature) contained in the Reports was true and accurate in all material respects as at the date on which the information is expressed to be given and all expressions of opinion or intention provided by or on behalf of any Obligor or any Group Member in the Reports were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were, in the opinion of the relevant Obligor or Group Member, based on reasonable grounds;

(ii) the financial projections contained in the Base Case Model have been prepared on the basis of recent historical information as was available to the Sponsors and on the basis of fair and reasonable assumptions (in each case, as at the date of preparation) (it being understood that projections are subject to significant uncertainties and contingencies many of which are beyond the control of the Group and that no assurances can be given that such projections will be realised);

(iii) to each Obligor’s knowledge and belief (after due and careful enquiry) no event or circumstance has occurred or arisen and no information has been omitted from the Reports and no information has been given or withheld that results in the information, forecasts or projections contained in the Base Case Model being untrue or misleading in any material respect as at their stated date (it being understood that projections are subject to significant uncertainties and contingencies many of which are beyond the control of the Group and that no assurances can be given that such projections will be realised); and

(iv) any other written factual information provided by or on behalf of any Obligor or any Group Member to a Finance Party (or its agents or advisors) pursuant to any express provision of a Finance Document is, taken as a whole, true, complete and accurate in all material respects and is not misleading in any material respect (in each case) as at the date on which such information is so provided;

(l)	no Obligor is aware that the Original Financial Statements were not prepared in all material respects in accordance with the Accounting Principles consistently applied unless expressly disclosed to the Mandated Lead Arranger in writing to the contrary prior to the date of the Commitment Letter or disclosed in the Reports;

(m)	no Obligor is aware that the Original Financial Statements do not give a true and fair view (if audited) or fairly represent in all material respects (if unaudited, having regard to the fact that the financial statements which are not audited are prepared only for management purposes) of the financial condition and results of operations of the applicable entity (to which such Original Financial Statements relate) during the period to which such Original Financial Statements relate unless expressly disclosed to the Mandated Lead Arranger in writing to the contrary prior to the date of the Commitment Letter;

(n)	there has been no material adverse change in the assets, business or financial condition of the Group (taken as a whole) since 30 September 2015;

(o)	the most recent financial statements delivered:

(i) have been prepared in accordance with the Accounting Principles; and

(ii) give a true and fair view of (if audited) or fairly represent in all material respects (if unaudited, having regard to the fact that the financial statements which are not audited are prepared only for management purposes) the consolidated financial condition and consolidated results of operations for the Group for the period to which they relate, subject to (in the case of unaudited statements) customary year-end adjustments;

(p)	no proceedings pending or threatened which are reasonably likely to be adversely determined and which, if adversely determined, are reasonably likely to affect the consummation of the Acquisition or the utilisation of the Facility;

(q)	no proceedings pending or threatened which are reasonably likely to be adversely determined and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(r)	no breach of laws which has or would reasonably be expected to have a Material Adverse Effect;

(s)	no labour dispute which has or would reasonably be expected to have a Material Adverse Effect;

(t)	no breach of environmental laws and no environmental claims which has or would reasonably be expected to have a Material Adverse Effect;

(u)	no Group Member/Obligor is materially overdue (taking into account any extension or grace period) in filing its Tax returns, or is overdue in payment of Taxes (except where (i) such payment is being contested in good faith and adequate reserves are being maintained for those Taxes and (ii) failure to pay those Taxes does not have and is not reasonably likely to have a Material Adverse Effect), no Tax claims, or investigations; and Tax residency;

(v)	ownership of shares and assets charged under the Transaction Security Documents;

(w)	shares subject to Transaction Security (fully paid-up and not subject to any option to purchase or similar rights or any third party rights or competing interests, no restriction on creation of Transaction Security or transfer upon enforcement of Transaction Security);

(x)	no security interests or financial indebtedness other than Permitted Financial Indebtedness and, subject to the legal reservations and the perfection requirement that are not overdue, the Transaction Security has the ranking it is expressed to have;

(y)	sufficient title to, or valid leases or licences of, and all necessary authorisations to use, the assets necessary to carry on its core business as presently conducted where failure to do so would reasonably be expected to have a Material Adverse Effect;

(z)	the Merger Documents provided to the Facility Agent contain all the material terms of the Acquisition; no amendment/waiver/adverse consent thereunder (which would reasonably be expected to be materially adverse to the Finance Parties) (the acceptance of any disclosure under or pursuant to any Merger Document, other than those set out in the Company Disclosure Schedule, being deemed to constitute a waiver) and no termination/assignment (other than assignment under the Transaction Security);

(aa)	the Shareholder Documents are consistent with the Shareholder Terms except for differences that could not reasonably be expected to be materially adverse to the Finance Parties (provided that no such differences shall result in any merger control filing with or anti-trust clearance from MOFCOM or any other applicable governmental agency being required); no termination; no material amendment/waiver;

(bb)	the Holdco, the Parent and Mergerco are each holding companies, subject to permitted holding company activity;

(cc)	(with respect to the Target Group, so far as each Obligor is aware) the Group Structure Chart shows all Group Members and contains a description of the corporate structure of the Group which is true, accurate and complete in all material respects (in each case assuming completion of the Acquisition);

(dd)	subject to legal reservations, pari passu ranking of payment obligations (except for obligations mandatorily preferred by law applying to companies generally);

(ee)	Federal Reserve regulations;

(ff)	pensions subject to Material Adverse Effect qualifier/no employee benefit plan covered by Title IV of ERISA;

(gg)	compliance with SAFE rules;

(hh)	intellectual property rights subject to Material Adverse Effect qualifier; and

(ii)	sanctions, anti-money laundering, anti-corruption and anti-terrorism.

All representations will be given by the Obligors on the date of the Facility Agreement, on the date of the Drawdown Request, on the Drawdown Date and on the Closing Date. Representations shall be repeated as follows:

(i)	paragraphs (a) to (f), (k)(iv) (with respect to information provided since the last time such representation was made), (v) to (z), (dd) and (ii) above on each interest payment date; and

(ii)	paragraph (o) above on the date of delivery of the relevant financial statements.

A representation is made by reference to the facts and circumstances existing at the time.

All representations relating to the Target Group that are expressed to be qualified by reference to the knowledge of any Obligor and that are given on or prior to the Closing Date shall be given to the knowledge and belief of management (having made due and careful enquiry) of such Obligor which will not include the knowledge or belief of the management of the Target Group.

Where any representation is stated to be subject to the awareness of the Borrower, it will be made after such due and careful enquiry as is practicable in the context of the Acquisition.

49.	Information Undertakings:	Borrower shall supply each of the following commencing on the Closing Date:

		(a)	as soon as reasonably practicable but in any event within 120 days (or 150 days in the first Financial Year ending after the Closing Date) of the end of each of its Financial Years the audited consolidated financial statements for the Group for that Financial Year (each, “Annual Financial Statements”);

		(b)	as soon as reasonably practicable but in any event within 60 days of the end of each quarterly financial period the consolidated unaudited financial statements for the Group for that quarterly financial period (each, “Quarterly Financial Statements”) provided that the quarterly financial statements for the financial quarter ending 31 December in each financial year will only be required to be provided with the annual audited consolidated financial statements delivered in accordance with paragraph (a) above for that financial year (and not earlier);

		(c)	as soon as it becomes available, but in any event within 60 days after the start of each of its Financial Years, an annual budget of the Group for that Financial Year commencing with the first Financial Year commencing after the Closing Date (each, an “Annual Budget”);

		(d)	promptly upon becoming aware of the details of any litigation, labour dispute, environmental claim, arbitration or administrative proceeding which, if adversely determined, would be reasonably likely to have a Material Adverse Effect;

		(e)	any material non-compliance or breach of a Merger Document;

		(f)	all information provided to its creditors generally (other than in the ordinary course of business and not relating to adverse circumstances) and all information required by law to be provided to its shareholders generally; and

		(g)	promptly on request of the Facility Agent/Security Agent, such further information regarding (a) the financial condition, assets and operations of the Group as any Finance Party acting through the Facility Agent may reasonably request and (b) assets subject to Transaction Security.

The periods for delivery of both the Quarterly Financial Statements and the Annual Budget shall be extended by 15 Business Days and the scope of financial statements will reflect current reporting practices of the Target Group until the date which is 6 months from Closing Date.

The Borrower shall promptly notify the Facility Agent of any default under the Finance Documents (each, a “Default”) which is continuing on it becoming aware of that Default and, following request by the Facility Agent, certify that no Default is continuing (or, if a Default is continuing, certify what steps are being taken to remedy such Default).

Provisions will be included relating to reconciliation and/or adjustment to financial statements on a change of accounting basis or reference date to give all parties comparable protection.

Customary undertakings relating to the provision by the Obligors of information reasonably requested for any “know your customer” checks required to be carried out by the Finance Parties shall be included.

The Borrower may satisfy its obligations to deliver information to those Lenders who agree by posting such information onto an electronic website subject to agreed parameters.

50.	General Undertakings:

Undertakings shall be limited to the following as set out below (subject to such qualifications and exceptions as are agreed to reflect the current leveraged finance market, due diligence, management review and the Documentation Principles) in respect of each Obligor and, where applicable, in relation to the Group:

Authorisations and compliance with laws

		(a)	authorisations (subject to legal reservations and perfection requirements which will be complied with in accordance with the terms thereof) where failure to do so has or would reasonably be expected to have a Material Adverse Effect);

		(b)	compliance with laws where failure to do so has or would reasonably be expected to have a Material Adverse Effect;

		(c)	environmental compliance where failure to do so has or is reasonably likely to have a Material Adverse Effect; and

(d)	taxation (except where (i) payment of the applicable Tax is being contested in good faith and adequate reserves are being maintained for such Tax and (ii) failure to pay such Taxes does not have and is not reasonably likely to have a Material Adverse Effect).

Restrictions on business focus

(e)	restriction on merger/reorganisation except for certain customary permitted transactions (collectively the “Permitted Transactions”);

(f)	no substantial change of core business of the Group taken as a whole;

(g)	restriction on acquisitions except for exceptions to be agreed including acquisitions made with funds received from the investors and other customary acquisitions (collectively “Permitted Acquisitions”);

(h)	restriction on Joint Ventures except for customary joint venture arrangements to be agreed (collectively “Permitted Joint Ventures”); and

(i)	restriction on activities of holding companies (including the Parent and the Borrower).

Restrictions on dealing with assets and security interests

(j)	preservation of assets for core business where failure to do so has or would reasonably be expected to have a Material Adverse Effect;

(k)	subject to legal reservations, pari passu ranking except for obligations mandatorily preferred by law applicable to companies generally;

(l)	payments of amounts payable and preservation of rights and pursuit of claims in connection with the Merger Documents where the directors believe (acting reasonably) that the pursuit of that claim is commercially advantageous and appropriate;

(m)	restriction on security interest over the equity interest of any Onshore Group Member in favour of any person (other than the Lender or its Affiliates);

(n)	restriction on security interests and Quasi-Security other than, among other things, (i) security interests securing the obligations arising under the Facility and permitted refinancing thereof, (ii) any security interest (other than security interests on the security interests for the Facility) of the Target and/or its Subsidiaries incurred prior to the Closing Date and are permitted to remain outstanding under the Merger Agreement, (iii) liens on equipment or fixed assets that are subject to permitted purchase money indebtedness or capital leases in each case permitted to be incurred as Permitted Financial Indebtedness, (iv) security interests (other than security interests on the security interests for the Facility) securing Acquired Indebtedness, provided that such security interests were not created in contemplation of the applicable acquisition, (v) security interests (other than security interests on the security interests for the Facility) securing Refinancing Indebtedness, to the extent the financial indebtedness being refinanced was secured, (vi) a general security interests basket in an amount of an amount to be agreed, (vii) Financial Indebtedness incurred pursuant to the Permitted Restructuring and (viii) other customary exceptions (collectively “Permitted Security”);

(o)	restriction on disposals with exceptions to include (i) asset sales the proceeds of which are applied to prepay the Loan, (ii) disposals made pursuant to the Permitted Restructuring, and (iii) the transfer of an agreed percentage of the shareholding in any group company for the purposes of satisfying management incentive schemes (collectively “Permitted Disposals”); and

(p)	material transactions with the Sponsors or their affiliates to be on arm’s length terms or better except for certain agreed customary permitted payments (collectively “Permitted Payments”) and Permitted Transactions.

Restrictions on movements of cash – cash out

(q)	restriction on loans or credit except for customary exceptions (collectively the “Permitted Loans”);

(r)	restriction on guarantees or indemnities except for customary exceptions (collectively the “Permitted Guarantees”);

(s)	restriction on dividends and share redemption, other payments to any shareholder of the Parent or any of the Sponsors and their respective Affiliates and payments under subordinated debt (collectively, “Restricted Payments”) except for certain customary rights to make distributions, including (i) customary distributions and/or payments to pay tax liabilities and overhead expenses of any direct or indirect parent, to the extent that such payments cover taxes that are attributable to the activities of the Borrower or its Subsidiaries, (ii) payment of legal, accounting and other ordinary course corporate overhead or other operational expenses of any such parent not to exceed an amount to be agreed in any financial year and (iii) constituted by any part of the Permitted Restructuring (collectively “Permitted Distributions”); and

(t)	Restriction on placing any revenue of any Group Member with a bank other than the Facility Agent.

Restrictions on movements of cash – cash in

(u)	restriction on the incurrence of financial indebtedness except for (i) financial indebtedness under the Finance Documents and any permitted refinancings thereof, (ii) non-speculative hedging transactions, (iii) the working capital loan in the amount of RMB110,000,000 advanced by the Lender to Shenzhen iDreamSky Technology Co., Ltd , (iv) purchase money indebtedness and capital leases in an amount to be agreed with the Mandated Lead Arranger, (v) indebtedness of an acquired company on terms and in amounts to be agreed with the Mandated Lead Arranger (“Acquired Indebtedness”), (vi) refinancings of permitted financial indebtedness, subject to customary limitations, a general debt basket of an amount to be agreed with the Mandated Lead Arranger which may be secured to the extent permitted as Permitted Security (“Refinancing Indebtedness”), (vii) financial indebtedness incurred pursuant to the Permitted Restructuring and (viii) other customary exceptions, including intra-group indebtedness, provided that the VIE Entities may only incur term financings with the Mandated Lead Arranger or an Affiliate subject to exceptions as agreed by the Mandated Lead Arranger; and

(v)	share capital - restriction on issuance of share capital except for certain agreed share issuances, including pursuant to share incentive schemes on terms to be agreed and/or pursuant to the Permitted Restructuring (collectively “Permitted Share Issues”), and restrictions against agreements or arrangements (other than the Finance Documents) that limit/restrict dividends distributions from subsidiaries/other Group Members.

Equity Financing

(w)	execution of term sheet with external investors (with qualification to the reasonable satisfaction of the Lenders) by a time period as agreed by the Mandated Lead Arranger, which should contemplate equity financing in the amount of no less than USD 100,000,000 (the “Equity Financing”); completion of the Equity Financing and Qualified IPO by a time period as agreed by the Mandated Lead Arranger; if failure to complete the Equity Financing and Qualified IPO by the end of such time period, entering into good faith discussion with the Lender with an aim to secure external equity financing to repay the outstanding loan, failing which the Lender may declare Default and accelerate the Loan;

Accounts

(x)	moving all major revenue accounts and/or cash collection accounts of all Group Members to the Facility Agent or its affiliates and cancellation of such major revenue accounts or cash collection accounts with other banks to the effect that all cash receipts derived from revenue of the Group are collected into accounts opened with the Facility Agent or its affiliates; and

(y)	maintenance of all account escrow and cash pooling arrangement as requested by Facility Agent and documented in the Financing Documents;

Miscellaneous

(z)	sourcing onshore commercial bank loans together with equity funding (including proprietary funds and external equity investment) in an amount not less than 40% of the total outstanding amount under the Financing Documents so as to pay down the outstanding amounts under the Financing Documents; the above equity funding amounts shall be deposited with the Lender; the above commercial bank loan and equity funding shall be pooled into offshore escrow account of the Borrower opened with the Lender and applied exclusivity towards repayment of outstanding amounts under the Financing Documents;

(aa)	maintenance and funding of the DSRA as set out in the “DSRA” section above;

(bb)	insurance to be maintained against those material risks and to the extent usual for companies carrying on the same or substantially similar core business with reputable insurers;

(cc)	pensions funded to the extent required by local law and regulations where failure to do so would have or be reasonably likely to have a Material Adverse Effect; no employee benefit plan covered by Title IV of ERISA;

(dd)	while an Event of Default is continuing or the Facility Agent or Security Agent reasonably suspects that an Event of Default may have occurred, access for the Facility Agent, the Security Agent and their representatives and professional advisers on reasonable notice during normal business hours, provided that all information obtained as a result of such access shall be subject to the confidentiality restrictions set out in the Facility Agreement;

(ee)	intellectual property to be maintained if failure to do so would reasonably be expected to have a Material Adverse Effect;

(ff)	Merger Documents, including restrictions on amendments/waivers/adverse consents in relation to the Merger Documents that would reasonably be expected to be materially adverse to the interests of the Finance Parties (taken as a whole);

(gg)	compliance with Shareholder Terms, restrictions on amendments/waivers/adverse consents in relation to the Shareholder Documents that would reasonably be expected to be materially adverse to the interests of the Finance Parties (taken as a whole) or that would result in any merger control filing with or anti-trust clearance from MOFCOM or any other applicable governmental agency in the PRC being required, no termination;

(hh)	restriction on changes to constitutional documents of any Group Member over whose Equity Interests Transaction Security is given that is or would reasonably be expected to be materially adverse to the interests of the Finance Parties;

(ii)	comply with applicable financial assistance laws;

(jj)	no speculative treasury transactions;

(kk)	accession of Guarantors and provision of Transaction Security;

(ll)	further assurance subject to the Security Principles;

(mm)	SAFE Rules;

(nn)	Federal Reserve regulations;

(oo)	sanctions, anti-money laundering, anti-corruption and anti-terrorism;

(pp)	no change in accounting reference date;

(qq)	deposit of any and all dividends and other distributions made by iDreamSky Technology (HK) Limited, any other Offshore Group Member (excluding IDS Investment Holdings Limited and its Subsidiaries) into dividend accounts of Offshore Group Members established with the Facility Agent that are subject to Transaction Security (and no withdrawals shall be made from any such dividend account except for transfers between such dividend accounts of Offshore Group Members that are subject to Transaction Security or for direct payment to the Facility Agent for application towards payments under the Finance Documents);

(rr)	deposit of any and all dividends and other distributions made by any Onshore Group Member into dividend accounts of Onshore Group Members established with the Facility Agent;

(ss)	no change of more than 25% of the Equity Interest in Holdco as compared to the position as at the Closing Date without the Majority Lenders’ consent;

(tt)	the auditors of the Borrower and the Group will be one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche (or any local affiliate or amalgamation of the same or their successor) or any other auditor approved in advance by the Majority Lenders (such approval not to be unreasonably withheld, delayed or conditioned); and

(uu)

any Permitted Subsidiary Capital Transfer and any Permitted Founders Capital Transfer shall be approved by the Mandated Lead Arranger in advance. If the subscription or purchase price payable by any new investor under a Permitted Subsidiary Capital Raising (expressed as a price per 1% of equity interests in the IPO Entity) is less than an amount equal to 70% of the Per Percentage Merger Consideration, such Permitted Subsidiary Capital Raising shall be approved by the Mandated Lead Arranger (acting reasonably) in advance.

“Permitted Subsidiary Capital Transfer” means a transfer of ordinary shares by any of Group Member in the IPO Entity prior to the IPO, in each case to persons other than the Sponsors, Obligors and Group Members.

“Permitted Founders Capital Transfer” means a transfer of ordinary shares by any of the Founders or any investment entity controlled by Tencent in the IPO Entity prior to the IPO, in each case to persons other than their respective Affiliate.

“Permitted Subsidiary Capital Raising” means an issue of ordinary shares by the IPO Entity prior to the IPO, in each case in favour of persons other than Obligors and Group Members.

“Per Percentage Merger Consideration” means the aggregate consideration payable in respect of the Acquisition, when expressed as a price per 1% of shares in the Target as at the Closing Date.

51.	Events of Default:	The following events (subject to agreed grace periods, materiality thresholds and exceptions and the Documentation Principles) only:

		(i)	Non-Payment: An Obligor fails to pay any amount of principal or interest or any other moneys payable pursuant to the Finance Documents unless in the case of principal and interest, failure to pay is caused by administrative or technical error by any Finance Party and payment is made within a grace period of 3 Business Days; or (b) in the case of any other payment, payment is made within a grace period of 5 Business Days;

		(ii)	Other Obligations: Any of the other terms and conditions of the Finance Documents are breached subject to a 20 Business Day remedy period (provided that such remedy period does not apply to terms and conditions relating to the establishment and funding of the DSRA and satisfaction of conditions subsequent (if any));

		(iii)	Misrepresentation: Any representation or warranty made by or on behalf of any Obligor is untrue in any material respect subject to a 20 Business Day remedy period where the underlying facts or circumstances are capable of remedy;

		(iv)	Cross-Default: Any Obligor or Group Member defaults under any financial indebtedness subject to a threshold of US$5,000,000 (or its equivalent in other currencies) and excluding intra-group items;

		(v)	Insolvency: Any Obligor or Material Subsidiary is unable to pay its debts as they become due, or is deemed to or declared to be unable to pay its debts under applicable law or, by reason of actual or anticipated financial difficulties, suspends or threatens to suspend making payments on any of its debts or commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness, or a moratorium is declared in respect of its indebtedness;

(vi)	Insolvency Proceedings: Any corporate action, legal proceedings or other procedure or formal step for suspension of payments/moratorium/winding- up/administration/reorganisation/striking off of any Obligor or any Material Subsidiary (including any Chapter 11 proceedings), or any composition/compromise/ assignment/arrangement with any of its creditors by reason of financial difficulties, the appointment of any liquidator/receiver/trustee/similar officer in respect of any Obligor or any Material Subsidiary or its assets or enforcement of security/execution or any form of levy against any asset of any Obligor or any Material Subsidiary;

(vii)	Creditors’ Process: Execution or any form of action is levied or taken against any assets of any Obligor or any Material Subsidiary save where the aggregate value of the affected assets (for any and all such executions and actions) is less than US$10,000,000 (or its equivalent in other currencies) or such process is shown to be frivolous or vexatious and discharged within 20 Business Days);

(viii)	Unlawfulness and Invalidity: It is or becomes unlawful for an Obligor to perform any of its material obligations under the Finance Documents (unless unlawfulness not materially adverse to the interests of the Finance Parties and is remedied within 20 Business Days) or any Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be legal, valid, binding and (subject to the legal reservations and perfection requirements (which are not overdue)) enforceable;

(ix)	Intercreditor Agreement: Any party (other than an Obligor or a Finance Party) fails to comply with the terms of, or makes a misrepresentation under, any material provision of the Intercreditor Agreement, any applicable account control agreement or Report Proceeds Letter (other than any Report provider party to such Report Proceeds Letter) where the interests of the Lenders are, or would reasonably be expected to be, materially prejudiced by such failure;

(x)	Cessation of Ongoing Business: Any Obligor or Material Subsidiary suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business, subject to agreed exceptions including solvent reorganisations that are Permitted Transactions;

(xi)	Change of Ownership: An Obligor (other than the Borrower and the Parent) ceases to be wholly owned by the Borrower or any Ownership Percentage in any Material Subsidiary is reduced, unless otherwise expressly permitted by the Finance Documents (including pursuant to the Permitted Restructuring);

(xii)	Audit Opinion is Qualified: The opinion of the auditors of the Annual Financial Statements is qualified in a manner which is materially adverse to the interests of the Finance Parties;

(xiii)	Expropriation: The authority or ability of any Obligor or any Material Subsidiary to conduct its business is materially limited or substantially curtailed by any seizure, expropriation or nationalisation which has or would reasonably be expected to have a Material Adverse Effect;

(xiv)	Repudiation: Any Obligor (or, to the extent party to a Finance Document, a person that is not a Finance Party) rescinds or purports in writing to rescind or repudiates or purports to repudiate in writing a Finance Document or any of the Security, or evidences an intention in writing to rescind or repudiate a Finance Document or any Security, or any Obligor party to the Merger Agreement rescinds or purports in writing to rescind or repudiates or purports in writing to repudiate the Merger Agreement, where to do so has or would be reasonably likely to have a material adverse effect on the interests of the Finance Parties (taken as a whole) under the Finance Documents;

(xv)	Litigation: Litigation proceedings are commenced against any Obligor or Group Member by any third party that are reasonable likely to be adversely determined, and if so adversely determined, would reasonably be expected to have a Material Adverse Effect;

(xvi)	Final Judgment: Failure to comply with any final judgment or order by any Obligor or any Group Member unless the aggregate amount failed to be paid by any or all of the Obligors and Group Members under any one or more such judgments or orders is less than US$10,000,000 (or its equivalent in other currencies), (B) such judgment is being appealed against in good faith through appropriate proceedings and adequate reserves for such liability have been set aside in cash or (C) such failure is remedied within 20 Business Days;); and

		(xvii)	Material Adverse Change: Occurrence of any event(s) or circumstance(s) which have/has, individually or in the aggregate, a Material Adverse Effect.

A Default or an Event of Default is “continuing” if it has not been remedied or waived.

On the occurrence of Event of Default which is continuing, the Lender shall have customary remedy, including but not limited, acceleration of loan, blocking any payment of all escrow accounts, setting off account balance in the relevant escrow accounts opened with the Lender with the outstanding amounts under the Financing Documents.

52.	Clean-up Period:	During the Clean-up Period or the Additional Acquisition Clean-up Period (as applicable), any breach of a representation or an undertaking or any Default which solely arises with respect to (in the case of the Clean-up Period) any Target Group Member or (in the case of the Additional Acquisition Clean-up Period) a newly acquired Group Member acquired from a third party pursuant to the applicable Permitted Acquisition, shall not constitute an Event of Default or allow acceleration, provided that such breach or default (i) is capable of being remedied within the Clean-up Period or the Additional Acquisition Clean-up Period (as applicable) and reasonable steps are being taken to cure it and further (ii) does not have a Material Adverse Effect and was not procured or approved by an Obligor, (iii) does not exist at the end of the Clean-up Period or the Additional Acquisition Clean-up Period, as applicable, and (iv) does not relate to:

		1.	defaults relating to (i) breach of undertakings listed in 2 below, (ii) misrepresentation for representations listed in 3 below, (iii) insolvency and insolvency related events, (iv) unlawfulness/invalidity/repudiation of Finance Documents and (v) change of ownership;

		2.	breaches of undertakings relating to (i) authorisations (for the Facility), (ii) ranking, (iii) financial assistance, (iv) Guarantors, Transaction Security and further assurance, (v) sanctions, anti- money laundering, anti-corruption and anti-terrorism, (vi) the Merger Documents, (vii) the Shareholder Documents, (viii) the DSRA and (ix) conditions subsequent; and

		3.	misrepresentations for representations on (i) status, (ii) binding obligations, (iii) non-conflict, (iv) power and authority, (v) validity and admissibility in evidence, (vi) governing law and enforcement, (vii) insolvency or insolvency proceedings, (viii) sanctions, anti-money laundering, anti-corruption and anti-terrorism, (ix) ranking, (x) ownership of shares and assets charged under Transaction Security Documents, (xi) shares subject to Transaction Security Documents, (xii) Merger Documents and (xiii) the Shareholder Documents.

“Clean-up Period” shall mean the period from the Closing Date to the date falling 60 days thereafter.

“Additional Acquisition Clean-up Period” shall, in relation to any Permitted Acquisition of any Future Acquisition Target (that becomes a Group Member after the Closing Date pursuant to such Permitted Acquisition), mean the period from which such Permitted Acquisition is consummated to the date falling 60 days thereafter.

53.	Material Adverse Effect:	Means an event or circumstance that has a material adverse effect on:

		(a)	the business, operations, assets or financial condition of the Group (taken as a whole);

		(b)	the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents; or

		(c)	(i) subject to applicable legal reservations and perfection requirements which are not overdue, the validity or the enforceability of, or the effectiveness or ranking or subordination of any Security granted or purporting to be granted pursuant to, any Finance Document (in each case, in accordance with its terms), or (ii) the rights or remedies of any Finance Party under any applicable Finance Document (which, in each case for this paragraph (c), if capable of remedy, is not remedied within 20 Business Days of an Obligor first becoming aware of such event or circumstance or being given written notice of such event or circumstance by the Facility Agent (provided that such grace period will run concurrently with any other applicable grace period)).

54.	Taxes and Deductions:	Standard gross-up and indemnity and mitigation provisions to be agreed in documentation. LMA FATCA (Lender risk) provisions to be used.

55.	Costs and Expenses:

The Borrower agrees to pay on demand (subject to 5 Business Days’ written notice) all reasonable and documented costs and expenses (including legal fees) incurred by the Mandated Lead Arranger/the Facility Agent/the Security Agent in connection with the negotiation, preparation, printing, execution and perfection of the Facility and the Finance Documents, up to any agreed caps.

The Borrower agrees to pay on demand (subject to 5 Business Days’ written notice) all reasonable and documented costs and expenses (including legal fees) incurred by the Lenders, the Facility Agent or the Security Agent in connection with the amendment, administration or preservation of any rights under or in respect of the Finance Documents and all costs and expenses (including legal fees) which the Lenders, the Facility Agent or the Security Agent incur or become liable for in enforcing their rights or demanding or recovering any sum or sums of money due to the Finance Parties under the Finance Documents.

56.	Facility Documentation:

The Facility shall be documented in one facility agreement (the “Facility Agreement”).

The Mandated Lead Arranger and the Borrower hereby agree to negotiate the Facility Agreement and Transaction Security Documents in good faith, based on the most recent Primary (Leveraged) Loan Market Association Senior Multicurrency Term and Revolving Facilities Agreement for Leveraged Acquisition Finance Transactions, having regard to any deal-specific issues relating to the Acquisition and the business of the Group and this Term Sheet and transaction documents for comparable financings for going private transactions involving a company publicly listed in the U.S., giving due regard to the operational and strategic requirement of the Parent and its subsidiaries in light of their consolidated capital structure, size, industry and practices and the proposed business plan (after giving effect to the transactions envisaged by the Commitment Letter and this Term Sheet) (the aforementioned being the “Documentation Principles”).

The Mandated Lead Arranger and the Borrower hereby agree to negotiate the Intercreditor Agreement in good faith, based on the standard form LMA Intercreditor Agreement for Leveraged Acquisition Finance Transactions, having regard to any deal-specific issues relating to the Acquisition and the business of the Group.

57.	Majority Lenders, Non- Funding Lenders, Non- Consenting Lenders, Snooze and Lose, etc.:

Amendments and waivers under the Finance Documents will require the approval of the Lenders (that are non-defaulting Lenders) holding more than 66 2⁄3% of the aggregate amount of the total commitments of the Facility (the “Majority Lenders”), except that the consent of 100% of the Lenders shall be required with respect to customary matters including: (i) an extension to the date of payment of any amount under the Finance Documents, (ii) any reduction in the margin or in the amount of any payment of principal, interest, fees or commission payable, (iii) any increase in any commitment or extension of any Availability Period, (iv) any amendment to the order of priority or subordination under the Intercreditor Agreement, (v) any change to the definition of “Majority Lenders” and (vi) the release of any guarantee or Transaction Security (other than in connection with a Permitted Disposal).

If, (i) a Lender refuses or fails to fund an advance under the Facility other than in accordance with the Finance Documents (and subject to customary exceptions relating to administrative/technical error/disruption events, and the event where such Lender is disputing the obligation to fund) (a “Non-Funding Lender”) or (ii) at least 85% of the Lenders by commitment under the Facility have consented to an amendment or waiver which requires more than Majority Lenders’ consent, any person nominated by the Borrower (satisfying the criteria for being a Lender, and not being an Obligor/Group Member/affiliate) shall have the right but not the obligation to purchase at par the participation of (in the case of (i)) such Non-Funding Lender or (in the case of (ii)) any non-consenting Lender (each, a “Non-Consenting Lender”) and/or the Borrower shall have the right to prepay the participation of a Non-Funding Lender or a Non-Consenting Lender, in each case, from Non- Operating Sources (definition in the Facility Agreement to be agreed), provided that (in each case) all fees, costs, expenses and break funding costs due to the relevant Lender shall be paid in connection with such purchase or prepayment.

If a Lender does not accept or reject a request for consent or waiver under the Facility Agreement within 20 Business Days (unless the Borrower and the Facility Agent agree to a longer time period in relation to any request) of it being made, or abstains from accepting or rejecting such a request, its commitment and/or participation shall not be included for the purpose of calculating total commitments or participations under the Facility when ascertaining whether a certain percentage of total commitments and/or participations has been obtained to approve an amendment or waiver (subject to certain excluded matters to be set out in the Facility Agreement).

The Security Agent shall be authorised to release any guarantees or security interests in the event that such release is required to effect a disposal permitted under the Facility Agreement, the Permitted Restructuring or any other disposal to which the Majority Lenders have consented in accordance with the Finance Documents.

58.	Assignments and Transfers:

No assignment or transfer shall be made to any person (other than to a Lender or an Affiliate of a Lender or while an Event of Default is continuing) without written consent from the Borrower.

The entitlement of an assignee/transferee Lender with respect to Tax gross-up/indemnity or increased cost indemnity from the Borrower (by reference to circumstances as at the date of the applicable assignment/transfer or a continuation of such circumstances) would be limited to the extent of the applicable assignor/transferor Lender had such assignment/transfer not occurred. Sub-participations by Lenders shall not result in an increase in amounts payable by the Borrower to the applicable Lenders.

59.	Debt Purchase Transactions:	The Facility Agreement will contain provisions to prohibit Obligors/Group Members from purchasing participations under the Facility/Finance Documents and customary provisions dealing with sponsor buy-back (e.g., disenfranchisement provisions).

60.	Insolvency of a Finance Party:	Provisions will be included in the Finance Documents to address the position of a Finance Party which is insolvent or which, by reason of financial difficulties, is unable to perform its obligations under the Finance Documents. These will include the following provisions:

		(i)	no commitment fee will be payable to such Finance Party;

		(ii)	the Borrower will be entitled to require the transfer of the commitment of such Finance Party to another entity identified by the Borrower (satisfying the criteria for being a Lender, and not being an Obligor/Group Member/affiliate), or may prepay such Finance Party’s participation in the Facility at par using Non-Operating Sources;

		(iii)	such Finance Party will not be entitled to vote and its commitment will be disregarded in determining the result of any vote;

		(iv)	if the affected Finance Party is the Facility Agent or the Security Agent, the Borrower or the Majority Lenders will be entitled to require the appointment of a new Facility Agent or Security Agent in its place, without the cooperation of the existing Facility Agent or Security Agent; and

		(v)	if the affected Finance Party is providing hedging, the Borrower will be entitled to terminate such hedging arrangements and will be granted 90 days to replace such hedging arrangements (if required).

61.	Personal liability:	No director, officer, employee or other individual acting (or purporting to act) on behalf of the Holdco, the Parent, the Borrower or any other member of the Group (or any Affiliate of a member of the Group) shall be personally liable for any representation, certification or statement made or deemed to be made by it, the Holdco, the Parent, the Borrower or any other member of the Group in any Finance Document or any certificate, notice or other document required to be delivered under, or in connection with, any Finance Document, whether or not signed by that director, officer, employee or other individual.

62.	Governing Law:	Hong Kong law, other than in relation to a Transaction Security Document, which shall be governed by the appropriate local law consistent with the approach set out in the Security Principles.

63.	Jurisdiction:	Exclusive jurisdiction of courts of the Hong Kong Special Administrative Region of the PRC, other than in relation to a Transaction Security Document which shall be subject to the courts of the most appropriate local jurisdiction taking into account the governing law of that Transaction Security Document, provided that (in each case) the Finance Parties may commence proceedings in other courts.

Schedule 1 — Selected Definitions

“Accounting Principles” means:

(a)	in relation to the Group (on a consolidated basis), the Target (on a consolidated basis) and each Offshore Group Member, generally accepted accounting principles in the United States of America; and

(b)	in relation to each Onshore Group Member, generally accepted accounting principles in the PRC.

“Acquisition” means the transaction pursuant to which the Borrower will merge with and into the Target in accordance with the Merger Agreement and pursuant to which the Target, as the surviving company of such merger, will become a wholly-owned subsidiary of the Parent.

“Affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company.

“Business Day” means (other than a Saturday or Sunday) on which banks are open for general business in the Cayman Islands, PRC, Hong Kong, and (in relation to the delivery of any utilisation request or Interest Period selection notice, the utilisation date of the Loan and the determination of any interest rate or any Interest Period) London and (in relation to any payment in US$) New York City.

“Company Disclosure Schedule” has the meaning given to that term in the Merger Agreement.

“Company SEC Filings” has the meaning given to that term in the Merger Agreement.

“Constitutional Documents” means the certificate of incorporation, the memorandum of association and articles of association of each of the Parent and the Borrower (including any amendments thereto).

“Equity Interest” means, in relation to any person:

(a)	any share of any class or capital stock of or equity interest (including any partnership interest) in such person or any depositary receipt in respect of any such share, capital stock or equity interest;

(b)	any security convertible or exchangeable (whether at the option of the holder thereof or otherwise and whether such conversion is conditional or otherwise) into any such shares, capital stock, equity interest or depositary receipt, or any depositary receipt in respect of any such security; or

(c)	any option, warrant or other right to acquire any such share, capital stock, equity interest, security or depositary receipt or security referred to in the foregoing paragraphs (a) and/or (b) above.

“E.U.” means the European Union.

“Finance Document” means the Facility Agreement, the Commitment Letter (to the extent not superseded by the Facility Agreement), any accession deed, any fee letter, any hedging agreement (relating to certain hedging in respect of the Facility to be agreed in the Facility Agreement), the Intercreditor Agreement, any Report Proceeds Letter, any resignation letter, any selection notice, any Transaction Security Document, any account control agreement, any transfer certificate, any increase confirmation, any Drawdown Request and any other document designated as a “Finance Document” by the Facility Agent and the Borrower, provided that where the term “Finance Document” is used in, and construed for the purposes of, the Facility Agreement or the Intercreditor Agreement, a hedging agreement (relating to certain hedging in respect of the Facility to be agreed in the Facility Agreement) shall be a Finance Document only for certain purposes to be agreed in the Facility Agreement.

“HKco Debenture” means a debenture over sustainably all assets entered into between the Security Agent and the iDreamSky Technology (HK) Limited.

“Initial Security Documents” means:

(a)	the Parent Share Charge;

(b)	the Mergerco Share Charge;

(c)	Debenture over all assets of the Parent;

(d)	Debenture over all assets of the Mergerco; and

(e)	the Target Share Charge.

“IPO” means the initial listing or admission to trading on any stock or securities exchange or market of any share or securities of the Borrower, any other member of the Group or any Holding Company of a member of the Group, or any sale or issue by way of listing, floatation or public offering (or an equivalent circumstances of any shares or securities) of the Borrower, any other member of the Group or any Holding Company of a member of the Group in any jurisdiction or country, which does not constitute a Change of Control.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Merger Consideration” means the aggregate consideration payable in cash under Sections 3.1(b), 3.1(e), 3,1(f)(ii) and 3.1(f)(iv)(2) of the Merger Agreement.

“Merger Costs” means all fees, costs and expenses, stamp, registration and other Taxes incurred or assumed and required to be paid by the Borrower or any other Group Member in connection with the Acquisition or the Transaction Documents.

“Merger Documents” means the Merger Agreement, the Merger Plan, the Company Disclosure Schedule.

“Merger Effective Date” means the date on which the Acquisition becomes effective pursuant to the Merger Agreement, being the “Effective Time” specified in the Merger Plan.

“Merger Plan” has the meaning given to the term “Plan of Merger” in the Merger Agreement.

“Mergerco DSRA Charge” means an account charge entered into between the Security Agent and Mergerco.

“Mergerco Share Charge” means a share charge entered into between the Security Agent and the Parent in respect of the Equity Interest in the Mergerco.

“Offshore Dividend Account Charge” means an account charge entered into by each of Mergerco, the Target and iDreamSky Technology (HK) Limited.

“Offshore Group” means the Offshore Group Members.

“Offshore Group Member” means a Group Member which is not an Onshore Group Member.

“Onshore Group Member” means a Group Member which is established or incorporated in the PRC, including for the avoidance of doubt each VIE Group Member.

“Original Financial Statements” means the audited consolidated financial statements of the Target for the Financial Year ended 31 December 2014.

“Ownership Percentage” means, at any time, (a) in relation to any Group Member (that is not the Borrower), the direct or indirect equity interest (expressed as a percentage) of the Borrower in such Group Member or (b) in relation to the Borrower, 100%.

“Parent Share Charge” means a share charge entered into between the Security Agent and Holdco in respect of the Equity Interest in the Parent.

“Permitted Restructuring” means the transactions described in Schedule 4 (Permitted Restructuring), including the VIE Restructuring.

“Post-Closing Security Documents” means:

(a)	the Target Debenture; and

(b)	the HKco Debenture.

“PRC” means the People’s Republic of China (which, for the purposes of the Facility Agreement, does not include the Special Administrative Region of Hong Kong, the Special Administrative Region of Macau or Taiwan).

“Quasi-Security” means an arrangement or transaction to:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any Obligor or any Group Member;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,in circumstances where such arrangement or transaction is entered into primarily as a method of raising financial indebtedness or of financing the acquisition of any asset.

“Report Proceeds Letter” means any letter between any addressee of a Report, the Borrower and the Facility Agent governing the right of the addressee of that Report and others to receive sums recovered as a result of any claim brought against the author or issuer of that Report.

“Reports” means:

(a)	the report entitled Preliminary Offshore Legal Due Diligence Report dated 22 July 2015 prepared by Kirkland & Ellis;

(b)	the report entitled Preliminary Legal Due Diligence Material Issues List dated 18 July 2015 prepared by Hankun Law Offices;

(c)	the report entitled Preliminary Financial Due Diligence Report for Project Dream (Dream dated 24 July 2015 and prepared by PricewaterhouseCoopers Consultants (Shenzhen) Limited; and

(d)	the report entitled Preliminary Tax Due Diligence Report for Project Dream (Dream dated 24 July 2015 and prepared by PricewaterhouseCoopers Consultants (Shenzhen) Limited.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Shareholders Agreement” means the shareholders agreement relating to Holdco between the shareholders of Holdco and Holdco.

“Shareholder Documents” means the Shareholders Agreement and the Shareholder Terms.

“Shareholder Terms” means the document entitled “Equity Term Sheet” attached to the Interim Investors Agreement in connection with the Holdco as of the date of the Merger Agreement.

“Subsidiary” means in relation to any company, corporation or entity, a company, corporation or entity:

(a)	which is controlled, directly or indirectly, by the first mentioned company, corporation or entity;

(b)	more than half the issued share capital, registered capital or Equity Interest of which is beneficially owned, directly or indirectly by the first mentioned company corporation or entity; or

(c)	which is Subsidiary of another Subsidiary of the first mentioned company, corporation or entity,

and for this purpose, a company, corporation or entity shall be treated as being controlled by another if that other company, corporation or entity is:

(i)	able to direct its affairs and/or to control the majority of the composition of its board of directors or equivalent body; and/or

(ii)	able to (A) exercise effective Control over it or (B) consolidate its financial condition or results of operation in accordance with the Accounting Principles for the purposes of the consolidated financial statements, whether pursuant to a VIE Structure or other contractual arrangements or otherwise.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Target Debenture” means a debenture over substantially all assets entered into between the Security Agent and the Target.

“Target Share Charge” means a share charge entered into between the Security Agent and the Parent in respect of the Equity Interest in the Target.

“Trapped Amount” means any amount of disposal proceeds or insurance proceeds that would otherwise be required to be applied in mandatory prepayment of the Facility where:

(a)	applicable legal (including thin capitalisation, financial assistance and corporate benefit restrictions on upstreaming of cash and fiduciary and statutory duties of directors or other officers of the relevant Group Members) restrictions prevent such amount from being applied towards prepayment of the Facility (including by making such amount available to a Group Member that can make such prepayment), and such restrictions have not and cannot (with the use of all reasonable endeavours by the Obligors and Group Members) be overcome; or

(b)	applying such amount towards prepayment of the Facility or making such amount available to a Group Member for prepayment of the Facility would result in the incurrence by Group Members of material costs or expenses (including material Tax or other liabilities, but excluding (x) any withholding Tax applicable as at the date of the Facility Agreement (or, in the case of a Group Member that becomes a Group Member after the date of the Facility Agreement, on the date on which it becomes a Group Member) (y) any reserve requirements and (z) any fees, costs and expenses payable to any bank or financial institution in connection with any demand for return, refund or repayment of cash credited to an account) (where “material” for these purposes shall be defined as being an amount in excess of 5% of such amount otherwise required to be applied towards prepayment of the Facility).

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means:

(a)	the Initial Security Documents;

(b)	the Post-Closing Security Documents; and

(c)	any other document executed by an Obligor in order to grant Security to the Finance Parties.

“VIE Entity” means each of:

(a)	Beijing Chuangmeng Wuxian Technology Co., Ltd. ;

(b)	Shenzhen iDreamSky Technology Co., Ltd ; and

(c)	Shenzhen Mengyu Technology Co., Ltd ..

“VIE Group” means:

(a)	a VIE Entity and each of its Subsidiaries for the time being; and

(b)	each entity that is subject of a VIE Structure and each Subsidiary of any such entity.

“VIE Group Member” means any member of the VIE Group.

“VIE Restructuring” means the transactions described in Schedule 4 (Permitted Restructuring).

“VIE Structure” means any arrangement where an entity (that is established in the PRC and in respect of which the Borrower or the Target does not, directly or indirectly, hold or own a majority of its Equity Interests) and/or any or all of its shareholder(s) enter into contractual arrangements with any Group Member or the Target Group which enable such Group Member or the Target Group to exercise effective Control over such first-mentioned entity or consolidate the financial condition or results of operation of such first-mentioned entity in accordance with the Accounting Principles for the purposes of the consolidated financial statements of the Group or the Target Group.

Schedule 2 — Conditions Precedent

(A) Original Obligors

(a)	A copy of the Constitutional Documents of each Original Obligor and, in each case, if applicable, statutory registers (including its register of directors, its register of members and its register of mortgages and charges) and certificates of good standing issued by the Registrar of Companies of the Cayman Islands and certificates of incumbency issued by its registered office provider, in each case, dated no earlier than 10 Business Days before the date on which the legal opinions referred to in paragraph (G) are (or are to be) issued.

(b)	A copy of a resolution of the board of directors of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Drawdown Request and selection notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of the Parent, authorising the Borrower to act as its agent in connection with the Finance Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(d)	A copy of a resolution signed by all the holders of the issued shares in each Original Obligor approving the terms of, and the transactions contemplated by, the Finance Documents to which such Original Obligor is a party and (if required) a copy of a resolution signed by all the holders of the issued shares of the Borrower approving any amendments to its memorandum and articles of association.

(e)	A certificate of the Borrower (signed by a director) confirming that borrowing, guaranteeing or securing, as appropriate, the total commitments of the Facility would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

(f)	A certificate of the Parent (signed by a director) confirming that guaranteeing or securing, as appropriate, the total commitments of the Facility would not cause any guarantee, security or similar limit binding on it to be exceeded.

(g)	A certificate of an authorised signatory of each Original Obligor certifying that each copy document relating to it (or, in the case of the Borrower, each other copy document) specified in this Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the Drawdown Date.

(B)	Finance Documents

(a)	The Intercreditor Agreement executed by the parties thereto (other than the Finance Parties).

(b)	The Facility Agreement executed by the parties thereto (other than the Finance Parties).

(c)	The Fee Letter executed by the parties thereto.

(d)	The Commitment Letter executed by the parties thereto.

(e)	Each Report Proceeds Letter executed by the parties thereto.

(C)	Security

(a)	A PDF copy (with at least two originals to follow promptly) of each of the following Transaction Security Documents executed by the parties thereto (other than the Finance Parties):

(i)	Share Charge over 100% of the Equity Interests in the Parent;

(ii)	Share Charge over 100% of the Equity Interests in Mergerco;

(iii)	Debenture over all assets of the Parent (including account charge over the Offshore Dividend Account of the Parent);

(iv)	Debenture over all assets of the Mergerco (including account charge over the Offshore Dividend Account and DSRA of the Mergerco);

(v)	Debenture over all assets of the Target (including account charge over the Offshore Dividend Account and DSRA of the Target) (effective upon the Closing Date);

(vi)	Debenture over all assets of iDreamSky Technology (HK) Limited (including account charge over the Offshore Dividend Account of iDreamSky Technology (HK) Limited) (effective upon the Closing Date); and

(vii)	Share Charge over 100% of the Equity Interests in the Target (effective upon the Closing Date).

(b)	Subject to the paragraph above entitled “Certain Funds”, a copy of all notices required to be sent, and acknowledgments thereto required to be delivered, under the Transaction Security Documents referred to in paragraph (a) above executed by the applicable parties as required by the relevant Transaction Security Documents (where such notices and acknowledgments are required to be delivered on the date of execution of such Transaction Security Document or otherwise before the date of the Drawdown Request).

(c)	A copy of all share certificates, all transfers and share transfer forms or equivalent duly executed by the applicable Original Obligor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security (under the Transaction Security Documents referred to in paragraph (a)) and other documents of title and deliverables (including directors’ resignation letters and undated resolutions) to be provided under the Transaction Security Documents referred to in paragraph (a) (other than the share certificates in respect of Equity Interests in the Target to be secured under the Share Charge referred to in paragraph (a)(v) above which are to be delivered as a conditions subsequent post-Closing Date in a time frame to be agreed in the Facility Agreement).

(d)	A certified copy of the register of mortgages and charges of each Original Obligor including details of any Transaction Security Document pursuant to which such Original Obligor has granted Transaction Security.

(e)	A certified copy of the register of members of Parent and Mergerco duly annotated pursuant to the terms of the Transaction Security Document referred to in paragraphs (a)(i) and (a)(ii) respectively.

(D)	Merger

(a)	A copy of each of (i) the Merger Documents (other than the Merger Plan and the Company Disclosure Schedule) executed by the parties to it, (ii) the paying agent agreement executed by the parties to it (the terms of which being consistent with the Merger Documents in all material respects) and (iii) the form of the constitutional documents of the Target to be effective following the Closing.

(b)	A certificate of the Borrower (signed by a director) detailing the estimated Merger Costs (which may be satisfied by attaching the Funds Flow Statement detailing such estimated Merger Costs).

(c)	A fairness opinion provided by Duffs & Phelps has been filed with the U.S. Securities and Exchange Commission by Target.

(d)	A certificate of the Borrower (signed by a director) certifying that:

(i)	the conditions under the Merger Agreement have been satisfied or waived (including the approval of the Acquisition by: (A) all shareholder(s) of the Borrower and (B) the board of directors of each of the Borrower and Target)(where such waiver would not reasonably be expected to be materially adverse to the interests of the Finance Parties or where such waiver is granted with the consent of the Mandated Lead Arranger) (other than payment of the Merger Consideration and such other conditions which are by their nature only capable of being satisfied on the Closing Date and are contemplated under the Merger Agreement as being due to be satisfied on the Closing Date);

(ii)	no condition to completion of the Acquisition has been amended, waived or treated as satisfied in any manner which would reasonably be expected to be materially adverse to the interests of the Finance Parties (except with the consent of the Mandated Lead Arranger); and

(iii)	since the date of the Merger Agreement, no Company Material Adverse Effect (as defined in the Merger Agreement) has occurred.

(e)	A copy of the form of the Merger Plan to be signed by a director of the Borrower and the Target and to be filed with the Registrar of Companies of the Cayman Islands on or before the Closing Date (with such amendments to that form as recommended by the Registrar of Companies of the Cayman Islands).

(f)	A copy of each of the other documents required to be filed with the Registrar of Companies of the Cayman Islands pursuant to the provisions of section 233(9) of the Companies Law (2013 Revision) of the Cayman Islands in relation to the Acquisition (with such amendments to those documents as recommended by the Registrar of Companies of the Cayman Islands).

(E)	Shareholder documents

(a)	A copy of each of the Shareholder Documents (substantially reflecting the terms of the Shareholder Terms, where applicable) executed or to be executed by the parties thereto.

(b)	A copy of the Shareholder Terms in agreed form.

(c)	A certificate of the Parent (signed by a director) certifying that:

(i)	the Sponsors and other Co-investors, in the aggregate, directly or indirectly wholly-own (other than nominal holdings and directors’ qualifying shares) each class of the issued share capital of Holdco;

(ii)	Holdco directly wholly-owns each class of the issued share capital of the Parent; and

(iii)	the Parent directly wholly-owns each class of the issued share capital of the Borrower.

(d)	A certificate of the Borrower (signed by a director) certifying that:

(i)	Holdco has received (prior to the utilisation under the Facility Agreement) cash proceeds directly or indirectly from the Sponsors (by way of cash contribution) of not less than US$205,000,000 (the “Cash Contribution”);

(ii)	the Cash Contribution has been injected by Holdco into the Parent and, if not otherwise utilised by the Parent for making payments in accordance with the Merger Agreement, in turn by the Parent to the Borrower (in each case, by way of subscription for ordinary shares, by way of capital contribution or the making available of loans or other debt which loans or other debt are subordinated to the Facility under the terms of the Intercreditor Agreement);

(iii)	subject to clause (ii) above, the Cash Contribution has been received (prior to the utilisation under the Facility Agreement) by the Borrower and is standing to the credit of an account subject to Transaction Security (from which withdrawals may only be made in accordance with the Funds Flow Statement) and has been applied (or will, simultaneously with the utilisation under the Facility Agreement, be applied) in accordance with the Funds Flow Statement; and

(iv)	subject to clause (ii) above, the Cash Contribution received by the Borrower (together with the proceeds of the utilisation proposed to be drawn on the Drawdown Date) will be sufficient to pay in full the aggregate of: (A) the Merger Consideration, (B) all fees, costs and expenses in relation to the Facility and all other related Merger Costs (whether or not paid on the Closing Date) and (C) the amount required to be funded into the DSRA on the Closing Date (the aggregate of (A), (B) and (C) being the “Pro Forma Uses”), and the percentage borne by such Cash Contribution to the Pro Forma Uses is not less than 50%.

(F)	Existing Loan

Shenzhen iDreamSky Technology Co., Ltd has executed a working capital loan agreement with the Lender or its Affiliate to payoff and/or refinance existing financings borrowed from other commercial banks.

(G)	Accounts

(a)	Evidence that each of the following accounts has been established and designated as such:

(i)	the DSRA (established with the Facility Agent);

(ii)	each Offshore Dividend Account (established with the Facility Agent); and

(iii)	the Offshore Mandatory Prepayment Account (established with the Facility Agent).

(b)	Evidence that the DSRA has been or will on the Closing Date be funded with an amount equal to the interest for the first Interest Period on the Facility.

(c)	Evidence that Shenzhen iDreamSky Technology Co., Ltd has established an account with the Facility Agent which holds all the cash of Shenzhen iDreamSky Technology Co., Ltd other than cash for the purposes of paying employees’ salaries, social insurance, and tax).

(d)	Evidence that, at least one month prior to the Closing Date, the Target Group has moved all major revenue accounts or cash collection accounts of all Group Members (including the top 5 revenue accounts or cash collection accounts of the Group) to accounts held with the Facility Agent or its Affiliates and cancellation of such accounts with other banks such that no less than 70% of cash receipts derived from revenue of the Group (such revenue amount should be certified by a third party accounting report) are collected into such accounts opened with the Facility Agent or its Affiliates, and all the cash balance of the Target Group has been transferred to such accounts prior to the Closing Date.

(e)	Evidence that each of Holdco, the Parent and the Borrower have established at least one account with the Facility Agent (into which the Cash Contribution have or will be paid).

(H)	Legal Opinions

The following legal opinions, in customary form for similarly situated transactions and each addressed to the Finance Parties who are then parties to the relevant Finance Documents:

(a)	a legal opinion from legal advisers to the Facility Agent and the Mandated Lead Arranger as to Hong Kong law substantially in the form distributed to the Lenders prior to signing the Facility Agreement;

(b)	a legal opinion from legal advisers to the Facility Agent and the Mandated Lead Arranger as to the laws of the Cayman Islands substantially in the form distributed to the Lenders prior to signing the Facility Agreement; and

(c)	legal opinion(s) from legal advisers to the Facility Agent or the Mandated Lead Arranger as to the laws of the jurisdiction of any governing law of any Finance Document (if not Hong Kong law) and the laws of the jurisdiction of incorporation of any Original Obligor (if not the Cayman Islands),

it being agreed that the Mandated Lead Arranger undertake to instruct the relevant legal advisers referred to above to issue the respective legal opinions referred to above in this paragraph (G).

(I)	Other documents and evidence

(a)	The Base Case Model.

(b)	The funds flow statement detailing the proposed movement of funds on or before the Closing Date (the “Funds Flow Statement”).

(c)	The Reports.

(d)	The Original Financial Statements.

(e)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to the Finance Documents have been paid or will be paid on or by the Drawdown Date.

Schedule 3 — Security Principles

(A)	Considerations

In determining whether any guarantee will be provided under the Finance Documents (a “Guarantee”) and Security will be provided in support of the Facility the following matters will be taken into account.

1.	With respect to each pledge of Equity Interests directly held or owned by an Offshore Group Member that directly legally holds (in whole or in part) any Equity Interests in any Onshore Group Member (each such Offshore Group Member, a “First Tier Offshore Group Member”):

(i)	First Tier Offshore Group Member shall only be required to grant such pledge over Equity Interests in any Onshore Group Member (that is a Material Subsidiary) that are directly held or owned by such First Tier Offshore Group Member; and

(ii)	each Obligor shall ensure that such First Tier Offshore Group Member and such Onshore Group Member (that is a Material Subsidiary),

shall (as soon as practicable after the execution of such pledge of Equity Interests) apply for, and use reasonable efforts to, obtain and effect all authorisations that may be required under the laws and regulations of (including approval of MOFCOM and registration with SAIC) the PRC in respect of such pledge of Equity Interests, provided that the Security Agent shall provide information and other reasonable assistance (in its capacity as pledgee under such pledge of Equity Interests) as is necessary to prepare the application documents required by MOFCOM and SAIC.

2.	Any Guarantee or Security shall not be created or perfected to the extent that it would:

(i)	result in any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalisation laws or regulations (or analogous restrictions) of any applicable jurisdiction (including the SAFE regulations on external security and guarantees);

(ii)	result in a significant risk to the officers of the relevant grantor of such Guarantee or Security of contravention of their fiduciary duties and/or of civil or criminal liability;

(iii)	result in costs directly associated with such Guarantee or Security that, in the opinion of the Facility Agent, are disproportionate to the benefit obtained by the beneficiaries of that Guarantee or Security, including without limitation the materiality of the proposed security interest to the Secured Parties in light of the aggregate Guarantee or Transaction Security already provided or to be provided to them relative to the costs in granting such Security;

(iv)	result in material incremental cost involved in creating Transaction Security over all assets owned by an Obligor in a particular category (e.g. real estate) the principle stated at paragraph (iii) shall apply and, subject to these Security Principles, only the material assets in that category (e.g. material real estate) shall be subject to security;

(v)	materially restrict the running of the business of, or materially adversely affect the tax arrangements of, the relevant Group Member in the ordinary course as otherwise permitted by the Finance Documents;

(vi)	result in a material adverse effect on the ability of the relevant Group Member to conduct its operations and business in the ordinary course as otherwise permitted by the Finance Documents; or

(vii)	in the case of the creation of Security over any Equity Interests in any Joint Venture (that is not a Group Member) or the granting of any Guarantee by or the creation of Security over Equity Interests in or assets of any subsidiary (that is not wholly-owned by the Borrower directly or indirectly) or limited partnership result in violation of the restrictions in the applicable joint venture or shareholders’ agreement or limited partnership agreement relating to the Group’s interest in such Joint Venture, subsidiary or limited partnership or by law, provided that any necessary consent for the granting of such Security or Guarantee has been requested by the Parent or applicable Obligor or Group Member but is withheld, provided that (in the case of paragraph (i) and (ii) above) each Obligor and the Parent shall, and shall procure that each Group Member shall, use all reasonable endeavours to overcome any such breach or risk including assisting in demonstrating that adequate corporate benefit accrues and, so far as legally possible, carrying out any whitewash (or similar) procedure and (in the case of paragraph (vii) above) each Obligor shall, and shall procure that each Group Member shall, use all reasonable endeavours to obtain any consent required to avoid such violation and to the extent it is possible to provide a limited Guarantee or Security if such breach or risk is not overcome or such consent is not obtained, such Guarantee or Security (as the case may be) will be provided, but shall be limited to the maximum amount which the applicable Obligor or Group Member can provide such Guarantee or Security (as the case may be) having regard to the applicable law, regulations or analogous restrictions (as the case may be).

For the avoidance of doubt, in these Security Principles, “cost” includes, but is not limited to, income Tax cost, registration Taxes payable on the creation or enforcement or for the continuance of any applicable Security, stamp duties, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant grantor of such Security or any of its direct or indirect owners, subsidiaries or Affiliates.

(B)	Obligations to be secured

1.	Subject to paragraph (A) (Considerations) above, the obligations to be secured by any such Security are the Secured Obligations (as defined below). Such security is to be granted in favour of the Security Agent on behalf of the Secured Parties.

For ease of reference, the following definitions should, to the extent legally possible, be incorporated into each Transaction Security Document (with the capitalised terms used in them having the meaning given to them in the Intercreditor Agreement):

“Secured Obligations” means all the Liabilities and all other present and future liabilities and obligations at any time due, owing or incurred by any or all of the Group Members and by the Debtors to any or all of the Secured Parties under the Debt Documents (to be defined to refer to Finance Documents and hedging agreements (relating to any permitted hedging transaction in respect of the Facility)), both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity.

“Secured Parties” means the Security Agent, any Receiver or Delegate and each of the Secured Creditors (to be defined to refer to Finance Party and hedging counterparties party to agreements (relating to any permitted hedging transaction in respect of the Facility)) from time to time but, in the case of each Secured Creditor, only if it is a party to the Intercreditor Agreement or has become a party to the Intercreditor Agreement, in the applicable capacity, pursuant to the Intercreditor Agreement.

2.	The Secured Obligations will be limited:

(i)	to avoid any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalisation rules or the laws or regulations (or analogous restrictions) of any applicable jurisdiction; and

(ii)	to avoid any risk to officers of the relevant Group Member that is granting a Guarantee or Transaction Security of contravention of their fiduciary duties and/or civil or criminal or personal liability.

(C)	General

1.	Each of the Obligors (other than the Parent) and any Group Member that becomes a Guarantor shall, subject to these Security Principles, grant Transaction Security over all of its material assets (present and future), provided that (where possible) such Transaction Security to be granted will comprise of fixed and floating security (or the nearest equivalent under applicable law) over all present and future assets of such Obligor or Group Member.

2.	Where appropriate, defined terms in the Transaction Security Documents should mirror those in the Facility Agreement and the Intercreditor Agreement.

3.	The parties to the Facility Agreement agree to (and each Obligor shall procure that each applicable Group Member shall) negotiate the form of each Transaction Security Document in good faith and will ensure that all documentation required to be entered into as a condition precedent to drawdown under the Facility Agreement (or immediately thereafter) is in a finally agreed form as soon as reasonably practicable after the date of the Borrower’s countersignature to the Commitment Letter. Each Transaction Security Document shall be in form and substance satisfactory to the Facility Agent (acting reasonably), who shall take into account advice from applicable local counsel on specific requirements under the laws of the applicable jurisdictions, and be consistent with the provisions of paragraph (D) below.

4.	To the extent possible, the Transaction Security shall be given in favour of the Security Agent (for and on behalf of the Secured Parties) and not any Lender, Finance Party or Secured Party individually and the Security Agent will, subject to local law requirements, hold one set of Transaction Security for all of the Secured Parties.

5.	If an Obligor owns ownership interests in a Group Member that is not an Obligor and is not incorporated in a jurisdiction in which an existing Obligor is incorporated, no steps shall be taken to create or perfect Transaction Security over those ownership interests unless such entity is the holding company of an Obligor.

6.	The form of guarantee is set out in the Facility Agreement and, with respect to any person that becomes a Guarantor on or after the Closing Date, is subject to any limitations of law or regulation set out in the applicable accession deed applicable to such person.

7.	Subject to paragraph (E) 1.3 below, the Transaction Security shall, to the extent possible under local law, be enforceable only on the occurrence of any acceleration of the Facility (or any part thereof) upon or following the occurrence of an Event of Default which is continuing (an “Enforcement Event”).

(D) Terms of Transaction Security Documents

The following principles will be reflected in the terms of any Transaction Security Document (subject to considerations under applicable local law according to the advice of legal counsel in the applicable jurisdiction and subject to any express requirements in Schedule 4 (Permitted Restructuring)):

(i)	rights of set off (other than for netting purposes) will not be exercisable until the occurrence of an Enforcement Event (but without prejudice to contractual set-off provisions under the Facility Agreement);

(ii)	(subject to paragraph (g) below) representations and undertakings applicable to the grantor of Transaction Security in any Transaction Security Document shall be consistent with those set out in the Facility Agreement (applying to such grantor mutatis mutandis) and shall not seek to impose additional commercial requirements, except for any additional representations and undertakings included in such Transaction Security Document to confirm (or are reasonably required in connection with) creation or perfection of Security, any registration or perfection of any security interest required by local law or customary in the applicable jurisdiction, and there shall not be any requirements to pay costs or provisions for default or penalty interest, Tax gross-up or indemnities unless (in each case) such requirements or provisions are either (i) identical (mutatis mutandis) to those contained in the Facility Agreement or (ii) required for the creation or perfection of any Transaction Security (and no equivalent provision is contained in the Facility Agreement);

(iii)	the provisions of each Transaction Security Document shall take into account the day-today operations of the business of the applicable grantor of Transaction Security thereunder (prior to the occurrence of any Enforcement Event);

(iv)	(in addition to any applicable requirements under the Facility Agreement) information, such as lists of assets, will be provided if, and only to the extent, required (by applicable law or based on market practice in the applicable local jurisdiction) to be provided to perfect or register, or facilitate the enforcement of, any Transaction Security and be provided at intervals to be reasonably agreed (taking into account market practice in the applicable jurisdiction and requirements under local law) or, while an Event of Default is continuing, on the Security Agent’s request;

(v)	any power of attorney given in favour of any Secured Party may only be exercised following the occurrence of an Enforcement Event or if the applicable grantor of Transaction Security has failed to comply with any applicable obligation under any Transaction Security Document within 5 Business Days of the earlier of becoming aware of that failure or of being notified of that failure and being requested to comply with such obligation;

(vi)	Transaction Security will, where possible and practical, automatically extend to future assets of the same type as those already secured by such Transaction Security;

(vii)	Transaction Security Documents should not operate so as to prevent transactions which are permitted under the Facility Agreement or require additional consents or authorisations from the Finance Parties in respect of matters that are permitted under the Facility Agreement, except for requirements for particular assets to be free from Security or Quasi-Security (other than Transaction Security); and

(viii)	the Transaction Security Documents will not accrue interest on any amount in respect of which interest is accruing under the Facility Agreement so as to result in double counting.

(E) Specific assets

With respect to the following assets, the considerations set out below shall apply in relation to any Transaction Security over such assets (subject to any express requirements in Schedule 4 (Permitted Restructuring)).

1.	Shares and Equity Interests

Subject to these Security Principles, the Term Sheet (and with prejudice to any requirements set out in Schedule 4 (Permitted Restructuring)), each Obligor shall grant Security over its shares and Equity Interests in Group Members that are Material Subsidiaries. Where shares or other Equity Interests are the subject of Transaction Security, the applicable Transaction Security Document will be governed by the laws of the company or entity whose shares or other Equity Interests are the subject of such Transaction Security (subject to advice from local counsel to the contrary).

1.1	Until an Enforcement Event occurs:

(i)	the applicable Obligor granting such Transaction Security will be permitted to retain and to exercise voting rights attaching to such shares or other Equity Interests in a manner that does not adversely affect the legality, validity or enforceability of any Transaction Security, and is not inconsistent with and does not or cause any breach of any Finance Document or any other Debt Document (as defined in the Intercreditor Agreement), and does not cause any Event of Default or any Enforcement Event to occur; and

(ii)	the company or entity whose shares or other Equity Interests are the subject of such Transaction Security will be permitted to pay dividends in cash to its shareholders to the extent permitted under the Finance Documents.

To the extent permitted by law, the constitutional documents of the company or entity whose shares or other Equity Interests are subject to any Transaction Security will be amended prior to the creation of such Transaction Security (or if not possible due to law, as soon as possible thereafter) to remove (i) any restriction on the transfer or the registration of the transfer of such shares or other Equity Interests on enforcement of any Transaction Security and (ii) any liens or encumbrances of such company or entity over any shares or other Equity Interests that are subject to any Transaction Security.

Save where not required by law, the share certificate and a stock transfer form executed in blank (with respect to any shares or Equity Interests subject to any Transaction Security) together with signed but undated director and secretary resignation letters and authorisations letters, irrevocable proxies and powers of attorney and letters of instruction (or, in each case, equivalent to reflect local practice) will be provided to the Security Agent on the date of the relevant Transaction Security Document and where required by local law such share certificate(s) or the applicable shareholder register (of the company or entity whose shares or Equity Interests are subject to such Transaction Security) will be endorsed or written up to reflect such Transaction Security and such endorsed share certificate(s) or copy of such written up register shall be provided to the Security Agent.

1.2	Following an Enforcement Event, the Security Agent may (to the extent possible in local law):

(i)	transfer the shares and/or Equity Interests subject to any Transaction Security into its own name or to any nominee as it shall select;

(ii)	exercise all rights and remedies that it would have under local law (e.g., power of sale); and

(iii)	apply all dividends and other payments received or recovered by it or by the grantor of such Transaction Security in the satisfaction of the Secured Obligations.

1.3	Notwithstanding any other provision, Transaction Security over Equity Interests in any listed entity may be enforced upon or after the occurrence of any Event of Default which is continuing, irrespective of whether any of the Secured Obligations shall have been accelerated or shall have become due.

2.	Bank accounts

2.1	If required by local law to perfect any Transaction Security or in line with market practice in the applicable jurisdictions, notification of security interests over bank accounts will be given (subject to local law advice) to the bank(s) with whom such accounts are maintained on the date any Transaction Security is granted in respect of such accounts but (other than with respect to any such accounts subject to Transaction Security where withdrawals therefrom are expressly restricted by the Facility Agreement) any obligation of any Obligor to seek an acknowledgement (from the applicable bank(s) with whom such accounts are established) shall be limited to a request by that Obligor to such bank(s) that such an acknowledgement be provided. Such notification of security interests shall not (except in the case of the accounts that are subject to the Transaction Security and withdrawals from which are restricted as contemplated by the Facility Agreement, including the DSRA, Offshore Mandatory Prepayment Account and dividend accounts) restrict withdrawals of amounts in such bank accounts by the applicable Obligor in the course of its business prior to the notification by the Security Agent to the applicable bank(s) (with whom such accounts are established) that an Enforcement Event has occurred.

2.2	Any security over any bank account shall be subject to any set-off rights or liens (constituting security which is expressly permitted in the Facility Agreement) in favour of the applicable account bank (with which such bank account is held) which are created either by law or in the standard terms and conditions of that account bank. The notice of security with respect to such bank account shall request these set-off rights and liens be waived by the applicable account bank to the extent permitted by law but the Obligor granting Transaction Security over such bank account shall not be required to change its banking arrangements if these rights are not waived or are only partially waived, provided that such rights must be waived in full by the account bank with which any account which is subject to the Transaction Security is held if withdrawals from such account are restricted as contemplated by the Facility Agreement.

2.3	Subject to the provisions of the Finance Documents, the applicable Obligor granting Transaction Security over any bank account shall be free to deal with such bank account (other than the accounts subject to the Transaction Security and withdrawals from which are restricted as contemplated by the Facility Agreement) until the giving of any notice by the Security Agent to the applicable account bank to the contrary, provided that such notice may only be given if an Enforcement Event has occurred.

3.	Receivables

3.1	Without prejudice to paragraph 4 below, no notification shall be required to be given to debtors in respect of receivables that are not the subject of any other specific form of security under the Transaction Security Documents (“General Receivables”) and that are subject to Transaction Security until the occurrence of an Enforcement Event.

3.2	Security over the General Receivables shall not prohibit the transfer (prior to the occurrence of an Enforcement Event) of such General Receivables as permitted under the Finance Documents.

4.	Book debts

4.1	Subject to the provisions of the Finance Documents, an Obligor shall be free to deal with book debts (that are not the subject of any other specific form of security under the Transaction Security Documents) (“General Book Debts”) in the ordinary course of its business (to the extent permitted under the Finance Documents) until the occurrence of an Enforcement Event, except that all book debts and moneys received shall be paid into one or more accounts that are subject to Transaction Security (or, where any Finance Document requires such book debts and/or moneys to be paid into any specific account that is subject to Transaction Security, into that account).

4.2	No notice of Transaction Security over General Book Debts shall be required to be served on the debtors owing such General Book Debts until the occurrence of an Enforcement Event.

4.3	If required under local law, Transaction Security over trade receivables will be registered subject to the general principles set out in these Security Principles.

5.	Real estate

5.1	Transaction Security over real estate will be limited to fixed security over freehold and leasehold property (or the equivalent thereof in the applicable jurisdiction(s)), provided that, in the case of leasehold property, such Transaction Security does not breach the terms of the applicable lease.

5.2	An Obligor providing security over its real estate will be under no obligation to obtain any landlord, owner or other third party consent required to grant the security or to achieve a better priority in ranking, nor to investigate the possibility thereof.

6.	Inventory

6.1	Transaction Security granted in respect of inventory, stock-in-trade or similar assets shall be granted in a manner and to the extent that such Transaction Security does not (at any time prior to the occurrence of an Enforcement Event) prevent or hinder the manufacture, transfer and sale of the Group’s inventory and stock-in-trade in the ordinary course of its business (including any intra-Group transfer of title to inventory and stock-in-trade to the extent permitted under the Facility Agreement).

6.2	No notice, whether to third parties or by attaching a notice to the fixed assets, shall be served until the occurrence of an Enforcement Event.

7.	Intellectual Property

Each Obligor shall grant Transaction Security over its material Intellectual Property, but shall be free to deal with any Intellectual Property (which is the subject of any Transaction Security granted by it) in the course of its business (to the extent permitted under the Finance Documents) until the occurrence of an Enforcement Event.

8.	Insurance

8.1	Notices of Transaction Security will be given to the applicable counterparties under each insurance policy (that is subject to any Transaction Security), and the Obligors shall use all reasonable endeavours to ensure that the acknowledgments to such notices are signed by such counterparties within 15 Business Days of service. If the Obligor has used reasonable endeavours but has not been able to obtain acknowledgement, its obligation to obtain acknowledgement shall cease on the expiry of 15 Business Days from the date of the security document.

8.2	The Obligors shall ensure that the Transaction Security relating to any insurance policy is noted on such insurance policy and that (subject to advice from local counsel) applicable loss payee clauses reflecting the terms of such Transaction Security are included in such insurance policy.

9.	Intercompany and shareholder loans

Each Obligor will grant Transaction Security over its rights in any Financial Indebtedness made available by it to any other Group Member or Obligor or outstanding to it from any other Group Member or Obligor. Notices of such Transaction Security shall be granted to each of the debtors in respect of such Financial Indebtedness and the applicable Obligor shall procure the acknowledgment of each such notice from the applicable debtor in respect of such Financial Indebtedness.

10.	Merger Documents and Hedging Agreements

10.1	Rights of Obligors or Group Members under the Merger Documents and each hedging agreement shall be assigned by way of security (as security for the Secured Obligations).

10.2	Notice of that assignment will be sent to each counterparty under the applicable Merger Document or hedging agreement, and the Obligors shall (in the case of any assignment of rights under any Merger Document) procure an acknowledgment of that notice from each such counterparty or (in the case of any assignment of rights under any hedging agreement) use reasonable endeavours to obtain an acknowledgement of that notice from each such counterparty (provided that, in each case, each Obligor shall ensure that there are no restrictions in the terms of any of the Merger Documents or the hedging agreements against such assignment or, to the extent that there are any such restrictions, such restrictions are waived).

10.3	The Security Agent shall not exercise or enforce any such right of any Obligor or Group Member under any of the Merger Documents or hedging agreements pursuant to such Transaction Security, unless and until an Enforcement Event has occurred.

Schedule 4 — Permitted Restructuring

Permitted Restructuring Steps

The Permitted Restructuring shall consist of the following steps and any interim or ancillary steps or actions necessary or desirable to implement those steps. The Lenders agree to consider any other restructuring steps proposed by the Borrower which are necessary and advisable for the purpose of completing a public offering in China, such proposed steps shall also be deemed as Permitted Restructuring.

1.	Cancellation of non-commercial VIE arrangement — Each VIE Entity will cancel and discharge any non-commercial arrangement (including relevant share pledges over each VIE Entity).

2.	Incurrence of Onshore Debt — Shenzhen iDreamSky Technology Co., Ltd (“Shenzhen iDreamSky”) as borrower will enter into an onshore working capital and acquisition financing arrangement with the Lender and/or their Affiliates.

3.	Purchase of WFOE and release of pledges — Shenzhen iDreamSky together with certain Sponsors (including THL A19 Limited) and their designated parties, using part of the proceeds from Step 2 above, will purchase the Equity Interest of each WFOE Entity from iDreamSky Technology (HK) Limited (the purchase price of the Equity Interest of each WFOE Entity being the WFOE Purchase Amount). The pledge over the equity interests in each of Beijing WFOE and Shenzhen WFOE shall also be released for the purpose of such purchase.

4.	Equity Restructuring of Shenzhen iDreamSky and other PRC affiliates — Shenzhen iDreamSky and other PRC affiliates will restructure their equity structure for the purpose of public offering in China (including without limitation the investment in Shenzhen iDreamSky by Sponsors (including THL A19 Limited) and their designated parties).

5.	Repayment of Advance Payments — Shenzhen iDreamSky using part of the proceeds from Step 2 above, will repay certain advance payments made by the Target and iDreamSky Technology (HK) Limited (the repayment amount of such advance payments being the Advance Repayment Amount).

6.	Purchase of Offshore Intangible Assets — Shenzhen iDreamSky using part of the proceeds from Step 2 above, will purchase certain intangible assets owned by the Offshore Group Members and any other offshore entities in which the Target owns equity interests (the purchase price of such offshore intangible assets being the Asset Purchase Amount).

7.	Repayment of Offshore Financing — iDreamSky Creative Limited to declare a dividend to iDreamSky Technology (HK) Limited and iDreamSky Technology (HK) Limited will in turn declare a dividend to Target in an amount equal to the WFOE Purchase Amount. The Target shall apply an amount equal to the WFOE Purchase Amount in voluntary prepayment of the Facility.

8.	Cancellation of all VIE arrangement — Each VIE Entity will cancel and discharge all VIE arrangements.

APPENDIX B

COMMITMENTS

Underwriter	Proportion	Commitment
Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch	100%	US$	161,000,000